Exhibit 99.2.u

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer described in this Directors’ Circular, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

CONTACT DIAMOND CORPORATION

DIRECTORS’ CIRCULAR

recommending

ACCEPTANCE

of the offer by

Stornoway Diamond Corporation

TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES OF

Contact Diamond Corporation

FOR 0.36 OF A STORNOWAY SHARE PER CONTACT SHARE

THE BOARD OF DIRECTORS OF CONTACT UNANIMOUSLY
RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER
THEIR CONTACT SHARES TO THE OFFER.

August 10, 2006

Notice to Shareholders in the United States

The Offer is made for securities of a Canadian issuer, and while the Offer is subject to Canadian disclosure requirements, investors should be aware that these requirements are different from those of the United States. The enforcement by investors of civil liabilities under the United States federal securities laws may be adversely affected by the fact that Contact Diamond Corporation is located in Canada.

FORWARD-LOOKING STATEMENTS

Certain information included in this Directors’ Circular and in the documents incorporated by reference into the Directors’ Circular, including information relating to the acquisition by Stornoway of Contact by way of a takeover bid as outlined in the Stornoway Offering Circular, the contemporaneous acquisition by Stornoway of Ashton by way of a takeover bid, and the future financial or operating performance of Stornoway and other statements that express management’s expectations or estimates of future performance, constitute ‘‘forward-looking statements’’. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as ‘‘expects’’, ‘‘anticipates’’, ‘‘plans’’, ‘‘projects’’, ‘‘estimates’’, ‘‘assumes’’, ‘‘intends’’, ‘‘strategy’’, ‘‘goals’’, ‘‘objectives’’, ‘‘potential’’, ‘‘budgets’’, ‘‘scheduled’’, ‘‘predicts’’, ‘‘believes’’ or variations thereof or stating that certain actions, events or results ‘‘may’’, ‘‘could’’, ‘‘would’’, ‘‘might’’ or ‘‘will’’ be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be ‘‘forward-looking statements’’. Statements concerning mineral resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management are inherently subject to significant business, economic and competitive uncertainties and contingencies.

Contact cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of Contact and Stornoway to be materially different from the estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors are listed in Stornoway’s Offering Circular, which this Directors’ Circular accompanies.

The following factors, among others, related to the business combination of Contact and Stornoway could cause actual results or developments to differ materially from the results or developments expressed or implied by forward-looking statements: the Stornoway Shares issued in connection with the Offer may have a market value lower than expected; the businesses of Stornoway and Contact may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; and the expected combination benefits from the acquisition of Contact may not be fully realized by Stornoway or not realized within the expected time frame. These factors are not intended to represent a complete list of the factors that could affect Stornoway and the combination of Contact with Stornoway. Additional factors are noted elsewhere in the Directors’ Circular.

Contact’s forward-looking statements are based on the expectations, beliefs and opinions of management on the date on which the statements are made. Contact disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. For the reasons set forth above, Shareholders should not place undue reliance on forward-looking statements.

CURRENCY

All dollar references in the Directors’ Circular are in Canadian dollars, unless otherwise indicated.

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DIRECTORS’ CIRCULAR

This Directors’ Circular (the ‘‘Directors’ Circular’’) is issued by the board of directors (the ‘‘Board of Directors’’) of Contact Diamond Corporation (‘‘Contact’’) in connection with the offer (the ‘‘Offer’’) made by Stornoway Diamond Corporation (‘‘Stornoway’’) to shareholders (the ‘‘Shareholders’’) of Contact to purchase all of the outstanding common shares of Contact (the ‘‘Contact Shares’’). Under the Offer, each Shareholder will receive for each Contact Share held 0.36 common shares in the capital of Stornoway (the ‘‘Stornoway Shares’’). Fractional shares will be rounded up or down to the nearest whole number. The terms and conditions of the Offer are set out in the accompanying circular of Stornoway dated August 8, 2006 (the ‘‘Stornoway Offering Circular’’).

The Offer was made pursuant to the terms of a support agreement dated July 21, 2006 between Contact and Stornoway (the ‘‘Support Agreement’’) and will be open for acceptance, unless accelerated, extended or withdrawn at the sole discretion of Stornoway, until 8:00 p.m. (Toronto time) (the ‘‘Expiry Time’’) on September 18, 2006 (the ‘‘Expiry Date’’), as may be varied pursuant to the Offer. No Contact Shares will be taken up and paid for pursuant to the Offer prior to the Expiry Time.

On July 21, 2006 Stornoway executed lock-up agreements with Agnico-Eagle and each of the officers and directors of Contact (the ‘‘Locked-Up Shareholders’’) under which Agnico-Eagle has irrevocably agreed to tender 13.8 million Contact Shares, representing approximately 31% of the outstanding Contact Shares, to the Offer, and the directors and officers have irrevocably agreed to tender 938,300 Contact Shares, representing approximately 2% of the outstanding Contact Shares, to the Offer (collectively the ‘‘Lock-Up Agreements’’). The Offer will not be conditional on any minimum number of Contact Shares being tendered, other than the Contact Shares held by Agnico-Eagle.

Stornoway has also announced an intention to pursue a cash and share offer to acquire all of the outstanding common shares (the ‘‘Ashton Shares’’) of Ashton Mining of Canada Inc. (‘‘Ashton’’), a diamond exploration company listed on the TSX (the ‘‘Ashton Offer’’). Stornoway will fund the cash portion of the Ashton Offer using existing cash resources, a $32.5 million bridge facility underwritten by a Canadian chartered bank (the ‘‘Bridge Facility’’) and the proceeds from a $22,500,000 private placement of subscription receipts (the ‘‘Subscription Receipt Financing’’) to Agnico-Eagle Mines Limited (‘‘Agnico-Eagle’’) completed on July 21, 2006. Stornoway has executed a lock-up agreement (the ‘‘Rio Tinto Lock-Up Agreement’’) with certain subsidiaries of Rio Tinto plc (‘‘Rio Tinto’’) under which, subject to the terms and conditions of the Rio Tinto Lock-Up Agreement, they have irrevocably agreed to tender approximately 52% of Ashton’s issued and outstanding shares into the Ashton Offer. The Offer is not conditional on completion of the Ashton Offer.

All information provided in this Directors’ Circular relating to Stornoway is derived from information contained in the Stornoway Offering Circular and other information contained in public filings made by Stornoway with securities regulatory authorities in Canada or otherwise made available by Stornoway. The Board of Directors does not assume any responsibility for the accuracy or completeness of such information.

CONTACT DIAMOND CORPORATION

Contact is an exploration and development company with diamond properties in Ontario, Quebec, Northwest Territories and Nunavut. Timiskaming, at the Ontario-Quebec border, is its leading project. Agnico-Eagle is currently the largest shareholder of the Corporation.

Contact’s head office and registered office is Suite 500, 145 King Street East, Toronto, Ontario, M5C 2Y7.

STORNOWAY DIAMOND CORPORATION

Stornoway is one of Canada’s premier diamond exploration companies with extensive landholdings (approximately 18 million acres) focused in key project areas in northern Canada and Botswana, Africa. Stornoway has been involved in the discovery of 61 kimberlites since 2002, 30 of which have proven diamondiferous.

Stornoway’s head office and registered office is 860-625 Howe Street, Vancouver, British Columbia, V6C 2T6.

BACKGROUND TO THE OFFER

Overview

In March 2004, Eira Thomas, Catherine McLeod-Seltzer, John Robins and Bruce McLeod, the President and Chief Executive Officer, Co-Chairmen and Chief Operating Officer, respectively, of Stornoway met with representatives of Rio Tinto in Toronto, Ontario. At that meeting, various possible transactions were discussed, including the possibility of a transaction pursuant to which Stornoway would purchase Rio Tinto’s shareholdings in Ashton. Subsequently, Stornoway retained BMO Capital Market Inc. as its financial advisor in connection with a possible transaction. There were numerous discussions between Rio Tinto and Stornoway but the parties failed to come to an agreement on a possible transaction.

From March 2004 until April 2006, Rio Tinto and Stornoway held discussions from time to time regarding a possible acquisition involving Rio Tinto’s shareholdings in Ashton.

In November 2005, Matthew Manson, President and Chief Executive Officer of Contact, approached Rio Tinto concerning a possible transaction whereby Contact would purchase Rio Tinto’s shareholdings in Ashton and a meeting was held with Rio Tinto representatives in Toronto, Ontario in December 2005. In these discussions, Contact was advised by CIBC World Markets and Orion Securities Inc. (‘‘Orion’’), both of which had been previously retained by Contact as financial advisers in connection with possible corporate transactions. Between December 2005 and May 2006, Contact and its advisers had several discussions with Rio Tinto but the parties failed to come to an agreement on a possible transaction.

In late April 2006, Eira Thomas contacted Matthew Manson to discuss the possibility of combining the businesses of Stornoway and Contact. Matthew Manson advised Eira Thomas that Contact was pursuing other strategic alternatives at that time. On May 23, 2006, Matthew Manson contacted Eira Thomas and advised that Contact had been in negotiations with Rio Tinto to purchase Rio Tinto’s shareholdings in Ashton but that Contact and Rio Tinto had failed to come to an agreement. On May 25, 2006, Stornoway and Contact signed a confidentiality agreement. Stornoway and Contact began discussing the possibility of a combination of Stornoway and Contact as well as a three-way transaction, involving Stornoway, Contact and Ashton. Stornoway subsequently retained BMO Nesbitt Burns Inc. and Canaccord Capital Corporation as its financial advisors in connection with these transactions.

On June 5, 2006, Eira Thomas and Matthew Manson met with senior representatives of Rio Tinto in London to discuss the possibility of Stornoway purchasing Rio Tinto’s shareholdings in Ashton.

During June and July 2006, Stornoway and Contact completed due diligence on each other and negotiated the Support Agreement and Stornoway, Contact and the Locked-Up Shareholders negotiated the Lock-Up Agreements. Stornoway also negotiated the terms of the Rio Tinto Lock-Up Agreement, the terms of the Bridge Facility and the terms of the Subscription Receipt Financing.

The Board of Directors met on June 21, 2006 and formed a special committee (the ‘‘Contact Special Committee’’), comprised of Contact directors independent of Agnico-Eagle. The Board of Directors mandated the Contact Special Committee to review and supervise the process to be carried out by Contact and its representatives in dealing with the expression of interest by Stornoway to acquire Contact and make a recommendation to the Board of Directors with respect to acceptance or rejection of any proposal from Stornoway.

The Contact Special Committee retained Orion as its independent financial advisors to provide financial advisory services, including preparation and delivery of a formal valuation of the Contact Shares in accordance with the requirements of Rule 61-501 Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions of the Ontario Securities Commission (‘‘Rule 61-501’’) and Regulation Q-27 Respecting Protection of Minority Shareholders in the Course of Certain Transactions of the Autorité des Marchés Financiers (‘‘Regulation Q-27’’) and an opinion on the fairness of the consideration offered under the Offer, from a financial point of view, to Shareholders.

The Board of Directors met on July 4, 2006 to consider the status of negotiations and the possibility of supporting the Offer.

The Board of Directors of Stornoway met on July 7, 2006 to consider the status of negotiations and the possibility of making the Offer and the Ashton Offer.

The Contact Special Committee met on a number of occasions and reviewed the terms of the proposed offer by Stornoway and the terms of the Support Agreement and received the written Valuation and Fairness Opinion (as hereinafter defined under Formation and Mandate of the Contact Special Committee) on July 21, 2006. Based upon the foregoing, among other considerations, the Contact Special Committee unanimously determined to recommend that the Board of Directors recommend that holders of Contact Shares accept the Offer and tender their Contact Shares to the Offer.

On July 21, 2006, the Board of Directors received an update from management and its financial and legal advisors regarding the Offer. The Board of Directors authorized management to enter into the Support Agreement.

On July 21, 2006, the Board of Directors of Stornoway received an update from management and its financial and legal advisors regarding the Offer and the Ashton Offer. The Board of Directors of Stornoway authorized management to enter into the Support Agreement and the Lock-Up Agreements in connection with the Offer, to enter into the Rio Tinto Lock-Up Agreement, to enter into the commitment letter relating to the Bridge Facility, to complete the Subscription Receipt Financing and to approach the Board of Directors of Ashton regarding a possible negotiated transaction.

Eira Thomas arranged for a meeting with Robert Boyd, the Chief Executive Officer of Ashton, after market close on Friday, July 21, 2006. Eira Thomas and Matthew Manson met with Mr. Boyd at his office at that time and advised him that Stornoway had entered into the Rio Tinto Lock-Up Agreement with the Rio Tinto subsidiaries, the Support Agreement with Contact and the Lock-Up Agreements with the Locked-Up Shareholders. Eira Thomas noted that Stornoway could have sought to acquire Rio Tinto’s indirect 52% interest in Ashton without making an offer to all Ashton shareholders but that Stornoway believed it was in the best interests of the minority Ashton shareholders to allow them to receive the Ashton Offer and have an opportunity to accept and receive the same consideration as the Rio Tinto subsidiaries. Eira Thomas noted that Stornoway would like the support of the Board of Directors of Ashton for the Ashton Offer. However, she noted that due to its disclosure obligations and its contractual obligations to the Rio Tinto subsidiaries, Stornoway was required to announce that it had entered into the Rio Tinto Lock-Up Agreement and its intention to make the Ashton Offer prior to the opening of trading of the TSX on Monday, July 24, 2006. Mr. Boyd responded that he would consider the matter with the Board of Directors of Ashton.

Contact understands that the Board of Directors of Ashton established a special committee (the ‘‘Ashton Special Committee’’) to consider the Ashton Offer. There were numerous communications and discussions between Stornoway, Mr. Boyd and the Ashton Special Committee throughout the weekend of July 22 and 23, 2006.

In the evening on Saturday, July 22, 2006, the Ashton Special Committee sent Stornoway a letter indicating that the Board of Directors of Ashton would not be in a position to make a determination regarding whether it could endorse the Ashton Offer prior to 5:00 p.m. Pacific Time on Sunday, July 23, 2006, which was the time for a response requested by Stornoway. However, the Ashton Special Committee expressed an interest in proceeding in a collaborative and informed manner and advised that it had instructed Robert Boyd to immediately enter into negotiations with Stornoway and Contact to finalize what it characterized as industry-standard confidentiality, exclusivity and standstill agreements that would allow the parties to proceed on a collaborative and informed basis. Eira Thomas responded that Stornoway was also interested in a collaborative and informed process.

Stornoway announced its intention to make the Offer and the Ashton Offer prior to the opening of trading on the TSX on Monday, July 24, 2006.

The parties negotiated the terms of the confidentiality, exclusivity and standstill agreement, as proposed by Ashton, from Sunday, July 23, 2006 to Tuesday, July 25, 2006 but could not agree on terms. Ashton required that such agreement include a standstill under which Stornoway could not make any acquisition of Ashton Shares for 150 days. This was not acceptable to Stornoway.

Formation and Mandate of Contact Special Committee

On June 21, 2006, the Board of Directors established the Contact Special Committee comprised of John G. Jakolev (Chair), John Postle and Charles James Lilly, all of whom are independent of management of Contact and Agnico-Eagle.

The Contact Special Committee’s mandate was to:

•                    review and supervise the process to be carried out by Contact and its professional advisors in dealing with the expression of interest to acquire Contact received from Stornoway;

•                    supervise the preparation of a formal valuation relating to the Offer in accordance with the requirements of Rule 61-501 of the Ontario Securities Commission and Regulation Q-27 of the Quebec Autorité des marchés financiers;

•                    consider all applicable legal and regulatory requirements relating to the Offer;

•                    make a recommendation to the Board of Directors with respect to the acceptance, rejection or recommended acceptance or recommended rejection of the Offer;

•                    supervise the preparation of any documents of the Corporation required in connection with the Offer; and

•                    ensure such process is fair and equitable.

The Contact Special Committee retained Orion as its independent financial advisors. Prior to engaging Orion as of June 29, 2006, Contact and Orion terminated a previous engagement of Orion to provide fiscal advisory services. In its role as financial advisor to the Contact Special Committee, Orion agreed that it would provide, if requested by the Contact Special Committee, a formal valuation of the Contact Shares and fairness opinion with respect to the Offer (the ‘‘Valuation and Fairness Opinion’’). In retaining Orion, the Contact Special Committee, based in part on representations made to it by Orion, concluded that Orion was independent of Stornoway and was qualified to prepare a formal valuation of the Contact Shares as required by Rule 61-501 and Regulation Q-27 and to provide a fairness opinion with respect to the Offer.

Proceedings and Deliberations of the Contact Special Committee

Between June 21, 2006 and July 21, 2006, the Contact Special Committee met five times with, when appropriate, its legal and financial advisors to review and discuss the terms of the proposed Offer, review and discuss the due diligence review of Stornoway and Ashton and the preliminary results of the Valuation and Fairness Opinion. The Contact Special Committee also considered the merits and impact of the Ashton Offer.

At its meeting on June 21, 2006, the Contact Special Committee discussed its mandate generally. On June 27, 2006, the Contact Special Committee received a presentation from legal counsel as to the legal duties and responsibilities of the Contact Special Committee in the context of the Offer. On June 29, 2006, the Contact Special Committee reviewed the proposed terms of the Support Agreement and received an update on the due diligence review conducted to date. On July 7, 2006, the Contact Special Committee convened for a status update on the progress of negotiations of the Offer.

On July 21, 2006, representatives of Orion made a presentation to the Contact Special Committee on the fair market values of the Contact Shares and the fairness, from a financial point of view, of the consideration to be received by Contact Shareholders pursuant to the Offer to the Contact Special Committee. The Contact Special Committee then discussed Orion’s analysis and presentation. At the meeting, Orion delivered the written Valuation and Fairness Opinion.

At the July 21, 2006 meeting, the Contact Special Committee unanimously resolved to recommend that the Board of Directors approve the Offer and recommend that Contact Shareholders accept the Offer and tender their Contact Shares to the Offer. The Board of Directors then met and received a report from the Chair of the Contact Special Committee who presented the Contact Special Committee’s recommendations.

Reasons For Recommendations of Contact Special Committee

In reaching its conclusions with respect to the Offer, the Contact Special Committee considered relevant factors including the following:

•                    Valuation and Fairness Opinion: The Valuation and Fairness Opinion to the effect that, as of July 21, 2006 and subject to the assumptions set out therein, the fair value of Contact Shares is in the range of $0.33 to $0.45 per Contact Share and that the consideration be offered to Shareholders pursuant to the Offer is fair, from a financial point of view, to the Shareholders.

•                    Ability to Respond to Superior Proposals: Under the Support Agreement, the Board of Directors remains able to respond, in accordance with its fiduciary duties, to unsolicited proposals that are more favourable from a financial point of view than the Offer.

•                    Participation in the Creation and Growth of one of Canada’s Leading Diamond Companies. The entity resulting from the combination of Stornoway and Contact (the ‘‘Combined Entity’’) is expected to have a market capitalization in excess of $120 million and will be in a strong position to promptly pursue subsequent transactions with the goal of acquiring near term diamond production. Stornoway has also announced its intention to pursue a takeover bid for Ashton. If Stornoway acquires all of the Contact Shares and all of the Ashton Shares, the three-way combination is expected to create a company with a market capitalization in excess of $200 million that will become one of the leading, mid-cap, pure diamond exploration and development companies in Canada.

•                    Valuation Growth. The Combined Entity should offer opportunities for an improved market valuation due to, among other things: (i) creating a strong platform from which pre-development assets can be brought to production and achieve a higher valuation multiple; (ii) creating an overall, compelling investment opportunity in rough diamonds; and (iii) providing exposure to a broader exploration and development property portfolio.

•                    Increased Liquidity. Due to the larger number of shares which will be outstanding and the larger shareholder base and expected increased profile, the Combined Entity should have significantly increased trading liquidity than Contact does currently.

•                    Strong, Experienced Technical and Management Teams. The Combined Entity will have a strong, experienced management group with a history of wealth creation for shareholders and supported by a qualified technical team with unique experience in the Canadian diamond exploration and development sector and a track record of discovery.

•                    Enhanced Financial Platform. The Combined Entity should have greater flexibility and improved access to financial resources to maximize the value of Stornoway and Contact’s existing properties as well as to pursue a broader spectrum of future growth opportunities that would have been inaccessible to each company on its own.

•                    Opportunities for Further Consolidation and Acquisition. In general, the trend towards consolidation and growth in the mining sector has been supported and rewarded by the financial markets. Widespread consolidation in the diamond sector has not yet occurred and the combined entity would be in a good position to initiate this consolidation. The Combined Entity will be in a position to identify additional opportunities in Canada and elsewhere and further consolidate the diamond exploration and development landscape.

•                    Large and Diversified Asset Base. The Combined Entity will benefit from an extensive and diversified asset base consisting of highly prospective exploration landholdings throughout Canada and Botswana, creating a unique project pipeline that is unparalleled among its peers.

•                    No Controlling Shareholder. The Combined Entity will not have a controlling shareholder. However, Agnico-Eagle, Contact’s principal shareholder and a leading mine developer in the Province of Quebec, will continue to be a significant shareholder.

In reaching its determination, the Contact Special Committee also considered and evaluated, among other things: (a) information concerning the business, operations, property, assets, financial condition, operating results and prospects of Contact and Stornoway, as well as Ashton, all separately and on a combined basis; (b) current industry, economic and market conditions and trends and its informed expectations as to the prospects for the industry; and (c) historical market prices and trading information with respect to the Contact Shares and Stornoway Shares.

The discussion of the information and factors considered by the Contact Special Committee and described in this Directors’ Circular is not intended to be exhaustive but is believed to include all material factors considered by the Contact Special Committee. In addition, in reaching the determination to recommend acceptance of the Offer, the Contact Special Committee did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given different weights to different factors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors has unanimously determined that the Offer is fair to the Shareholders and is in the best interests of Contact and therefore recommends that Shareholders ACCEPT the Offer and TENDER their Contact Shares to the Offer. See ‘‘Reasons for the Recommendation’’. References herein to the unanimous determination, approval or recommendation of the Board of Directors shall not include Directors who have declared a conflict of interest and have not participated in any consideration of the Offer.

Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond to the Offer should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisors. Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors.

SUMMARY OF VALUATION AND FAIRNESS OPINION

The following is a summary only of the Valuation and Fairness Opinion. The Valuation and Fairness Opinion has been prepared and provided solely for the use of the Contact Special Committee and for inclusion in the Offer and this Directors’ Circular, and may not be used or relied upon by any other person without the express prior written consent of Orion. Orion believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Orion, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation and Fairness Opinion. The preparation of a valuation and fairness opinion is a complex process and is not necessarily amenable to partial analyses or summary description. Any attempt to do so could create an incomplete view of the process underlying the Valuation and Fairness Opinion. The following summary is qualified in its entirety by the full text of the Valuation and Fairness Opinion which is appended hereto as Schedule ‘‘A’’.

Orion was retained by the Contact Special Committee to provide financial advice and assistance to the Contact Special Committee in evaluating the Offer, including the preparation and delivery of a formal valuation of the Shares in accordance with the requirements of Rule 61-501 and Regulation Q-27 and to provide its opinion as to the fairness of the consideration to be received by the Shareholders pursuant to the Offer, from a financial point of view, to the Shareholders.

As noted above, the Contact Special Committee engaged Orion to provide a valuation of the Contact Shares in accordance with the requirements of Rule 61-501 and Regulation Q-27 and an opinion as to the fairness of the Offer, from a financial point of view, to the Shareholders. The full text of the Valuation and Fairness Opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Orion in rendering the Valuation and Fairness Opinion is attached as Schedule ‘‘A’’ to this Directors’ Circular. Shareholders are urged to read the Valuation and Fairness Opinion carefully and in its entirety. The Valuation and Fairness Opinion addresses the valuation of the Contact Shares and the fairness, from a financial point of view, of the consideration to be received by Shareholders pursuant to the Offer and does not constitute a recommendation to any Shareholder as to how to respond to the Offer.

Among other things, in preparing the Valuation and Fairness Opinion, Orion reviewed and relied upon or carried out the following:

i)                                         unaudited interim financial statements for Contact as at and for the period ended March 31, 2006;

ii)                                      audited financial statements for Contact as at and for the years ended December 31, 2005, 2004 and 2003 and the report of the auditor thereon;

iii)                                   all public filings submitted by or on behalf of Contact to securities commissions or similar regulatory authorities in Canada during the past two years, including annual reports, annual information forms, management information circulars, prospectuses and press releases;

iv)                                  management-prepared budgets, forecasts, exploration plans and operating and financial projections for the primary assets of Contact;

v)                                     discussions with management of Contact regarding the primary assets, financing and operations of Contact, and other issues deemed relevant to the Valuation and Fairness Opinion;

vi)                                  discussions with legal counsel to the Contact Special Committee;

vii)                               meetings and discussions with the Contact Special Committee;

viii)                            various publications prepared by equity research analysts and industry sources, regarding Contact and its properties as well as the mining industry and other public companies generally, as Orion considered relevant;

ix)                                    public information relating to the business, operations, financial performance and stock trading history of Contact and other selected public companies, as Orion considered relevant;

x)                                       public information with respect to certain other transactions of a comparable nature, as Orion considered relevant;

xi)                                    a representation certificate as to certain factual matters, dated the date of the Valuation and Fairness Opinion, provided by senior officers of Contact and addressed to Orion; and

xii)                                 such other corporate, industry, and financial market information, investigations and analyses as Orion considered necessary or appropriate in the circumstances.

In preparing the Valuation and Fairness Opinion, Orion assumed and relied on the accuracy, completeness and fair presentation of all information supplied or otherwise made available to Orion, discussed with or reviewed by or for Orion, or publicly available, and has not assumed any responsibility for independently verifying such information. With respect to the financial forecast information furnished to or discussed with Orion by Contact, Orion assumed that such financial forecast information was reasonably prepared and reflected the best currently available estimates and judgments of Contact’s management as to the expected future financial performance of Contact. The Valuation and Fairness Opinion is necessarily based on market, economic and other conditions as they existed and were able to be evaluated on, and the information made available to Orion as of July 21, 2006.

In the Valuation and Fairness Opinion, Orion concluded that, as of July 21, 2006 and subject to the assumptions, qualifications and limitations set out therein, the Contact Shares have a fair market value in the range of $0.33 to $0.45 per Contact Share, and that, as of July 21, 2006, the consideration to be received by Shareholders pursuant to the Offer is fair, from a financial point of view, to the Shareholders.

SUPPORT AGREEMENT

The following is a summary of the material provisions of the Support Agreement and is qualified in its entirety by the full text of the Support Agreement filed by Contact with the Canadian securities regulatory authorities and available at www.sedar.com.

Stornoway may assign all or any part of its rights under the Support Agreement to, and its obligations under the Lock-Up Agreements may be assumed by, a subsidiary of Stornoway, provided that if such assignment and/or assumption takes place, Stornoway shall continue to be liable severally with such subsidiary for all of its obligations under the Support Agreement.

Approval by Board of Directors

On July 21, 2006, Stornoway and Contact entered into the Support Agreement pursuant to which Stornoway agreed to make the Offer. Contact has represented and warranted to Stornoway in the Support Agreement that the Board of Directors has unanimously determined that the Offer is fair to the Shareholders and that the Offer is in the best interests of Contact and has resolved unanimously to recommend to the Shareholders that they accept the Offer and deposit their Contact Shares under the Offer. The Contact Special Committee of the Board of Directors has received a valuation and a fairness opinion from Orion. The Board of Directors has approved unanimously the execution and performance of the Support Agreement.

Cease Negotiation

Contact has agreed under the terms of the Support Agreement that it will, and will cause the officers, directors, employees, representatives and agents of Contact and its subsidiaries to, immediately terminate any existing discussions or negotiations with any parties (other than Stornoway) with respect to any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal (meaning any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange, purchase, sale or joint venture of any material assets (or any lease, long term supply agreement or other arrangement having the same economic effect as a material purchase, sale or joint venture of assets) involving Contact and/or its subsidiaries in a single transaction or a series of related transactions, any acquisition of beneficial ownership of 20% or more of the Contact Shares (or rights or interests therein or thereto), in a single transaction or a series of related transactions or similar transactions, any agreement as to the marketing rights of any diamonds that may be produced by Contact and/or any of its subsidiaries, or a proposal or offer to any of the foregoing, or any modification or proposed modification of any of the foregoing, excluding the Offer, the transactions contemplated by the Support Agreement or any transaction to which Stornoway or an affiliate of Stornoway is a party).

No Solicitation

Under the terms of the Support Agreement, Contact shall not, directly or indirectly, through any officer, director, employee, representative or agent of Contact or any of its subsidiaries, (i) actively solicit, initiate or actively encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding, constituting or that may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iii) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Stornoway, the approval of the Board of Directors of the Offer, (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (v) accept or enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement in respect of an Acquisition Proposal; provided that nothing contained in the Support Agreement shall prevent the Board of Directors from taking any of the actions described in clauses (i) through (v) above in respect of a Superior Proposal (as hereinafter defined).

Notice of Acquisition Proposals

Under the terms of the Support Agreement, Contact shall immediately notify Stornoway of any Acquisition Proposal or written inquiry that could lead to an Acquisition Proposal, in each case received after July 21, 2006, of which any of its directors or officers become aware, or any amendments to the foregoing, or any request for non-public information relating to Contact or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Contact or any of its subsidiaries by any person that informs Contact or such subsidiary that it is considering making, or has made, an Acquisition Proposal and any amendment thereto and, provided Stornoway agrees to such requests as to the confidentiality to be afforded in respect of such Acquisition Proposal that the person proposing the Acquisition Proposal may reasonably request, a description of the material terms and conditions of any such Acquisition Proposal or inquiry, and shall provide the identity of the person making any such Acquisition Proposal or inquiry and such other details of the proposal or inquiry as Stornoway may reasonably request. Contact shall (i) keep Stornoway fully informed of the status, including any change to the material terms of any such Acquisition Proposal or inquiry; and (ii) provide Stornoway with copies of all correspondence and other written material sent or provided to Contact from any person in connection with any Acquisition Proposal or inquiry or sent or provided by Contact to any person in connection with any Acquisition Proposal or inquiry immediately after receipt or delivery thereof.

If Contact receives a request for material non-public information from a person who proposes an unsolicited bona fide Acquisition Proposal and the Board of Directors determines that such proposal would be, if consummated in accordance with its terms, a Superior Proposal, then, and only in such case, the Board of Directors may, subject to the execution by such person of a confidentiality agreement having substantially the same terms as the Confidentiality Agreement, provide such person with access in accordance with the Support Agreement to information regarding Contact; provided, however, that the person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal, and provided further that Contact sends a copy of any such confidentiality agreement to Stornoway immediately upon its execution and Stornoway is immediately provided with a list and copies of all information provided to such person not previously provided to Stornoway and is immediately provided with access to information similar to that which was provided to such person.

Acceptance of a Superior Proposal

Under the terms of the Support Agreement, Contact has agreed not to accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement as permitted pursuant to the non-solicitation provisions of the Support Agreement) unless (a) Contact has complied with its obligations under the Support Agreement in respect of, among others, non-solicitation, notice of acquisition proposals, Stornoway’s right to match, the agreement as to termination payments and reimbursement of expenses described below, and has provided Stornoway with a copy of the Superior Proposal and (b) a period (the ‘‘Response Period’’) of five business days shall have elapsed from the date on which Stornoway received written notice from the Board of Directors that the Board of Directors determined, subject only to compliance with the right to match provisions contained in the Support Agreement, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal.

‘‘Superior Proposal’’ means a bona fide, written Acquisition Proposal received after July 21, 2006 that:

(a)                                  did not result from a breach of any agreement between the person making such Acquisition Proposal and Contact or any of its subsidiaries, or the non-solicitation provisions of the Support Agreement;

(b)                                 involves not less than 50.1 percent of the outstanding Contact Shares or 50.1 percent of the consolidated assets of Contact; and

(c)                                  in respect of which the Board of Directors determines in its good faith judgment, after consultation with its financial advisors and its outside counsel, that there is a reasonable likelihood that any required financing will be obtained and that the Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that: (A) is reasonably capable of completion in accordance with its terms without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal and (B) is more favourable to Shareholders from a financial point of view than the Offer taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

Right to Match

During the Response Period, Stornoway will have the right, but not the obligation, to offer to amend the terms of the Offer. The Board of Directors will review any such proposal by Stornoway to amend the terms of the Offer, including an increase in, or modification of, the consideration to be received by the holders of Contact Shares, to determine whether the Acquisition Proposal to which Stornoway is responding would be a Superior Proposal when assessed against the Offer as it is proposed by Stornoway to be amended. If the Board of Directors does not so determine, the Board of Directors will promptly reaffirm its recommendation of the Offer, as amended. If the Board of Directors does so determine, Contact may on termination of the Support Agreement in accordance with its terms and the payment of the termination payment, approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

Termination Payments

Contact has agreed to pay to Stornoway an amount of $500,000 as a termination payment, if the Offer is not consummated because any of the following events occur:

(a)                                  Stornoway terminates the Support Agreement as a result of the Board of Directors having (i) withdrawn or modified in a manner adverse to Stornoway its approval or recommendation of the Offer and the transactions contemplated by the Support Agreement (unless Stornoway shall have made a misrepresentation as of July 21, 2006 or breached a covenant under the Support Agreement in such a manner that Contact would be entitled to terminate the Support Agreement in accordance with the terms thereof); or (ii) approved or recommended an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a permitted confidentiality agreement);

(b)                                 Contact shall have terminated the Support Agreement in order to enter into a binding written agreement with respect to a Superior Proposal (other than a permitted confidentiality agreement pursuant to the Support Agreement), subject to compliance with the non-solicitation and right to match provisions of the Support Agreement and provided that no termination shall be effective unless and until Contact shall have paid Stornoway the termination payment; or

(c)                                  Contact shall have intentionally and materially breached its non-solicitation or right to match obligations under the Support Agreement.

Conditions; Extension of the Offer

The Support Agreement provides that the Offer is subject to certain conditions including, among other things, that Agnico-Eagle shall have validly deposited under the Offer and not withdrawn at the Expiry Time 13,814,077 Contact Shares. Stornoway may, under the terms of the Support Agreement, waive in writing at any time, in whole or in part, any condition of the Offer. Stornoway has agreed pursuant to the Support Agreement that it will not impose additional conditions to the Offer or amend, modify or change the terms and conditions of the Offer in a manner that is adverse to Shareholders without the prior written consent of Contact, other than (i) subject to the Outside Date (meaning 180 days after the date the Offer is mailed to the Shareholders, provided that the Outside Date may be extended further to such later date as may be agreed upon by the relevant parties in writing), to extend the Expiry Date if, on the Expiry Date on which the Offer is scheduled to expire, any of the conditions to the Offer shall not be satisfied or waived by Stornoway, until such time as such conditions are satisfied or waived by Stornoway or (ii) to comply with the legal obligations of Stornoway with respect to any amendment, modification or change of the Offer, including without limitation any notice of change or notice of variation in relation to the Ashton Offer and to report results of Stornoway’s and its joint ventures’ exploration programs.

Contact has agreed under the Support Agreement to take all actions necessary or desirable to make the transactions contemplated in the Support Agreement effective, including (i) obtaining regulatory approvals; (ii) defending all lawsuits challenging the Support Agreement; (iii) forthwith at the request of Stornoway upon confirmation that Stornoway beneficially owns more than 50% of the Contact Shares, use its reasonable commercial efforts to assist in effecting the resignations of the Contact directors and causing them to be replaced by persons nominated by Stornoway; and (iv) assisting Stornoway with regards to fulfilling obligations regarding dissenting offerees under the Offer.

Outstanding Contact Options and Certain Other Purchase Rights

Under the terms of the Support Agreement, Stornoway agrees that the Board of Directors may, subject to receipt of all necessary regulatory approvals, take the necessary actions to provide that all options to purchase Contact Shares granted under the stock option or incentive plans for directors, officers and employees of

Contact and other eligible persons (as applicable) (the ‘‘Contact Options’’) shall (i) not expire prior to the date on which such Contact Options were to expire pursuant to their terms; and (ii) fully vest, to the extent such Contact Options are not fully vested.

Stornoway has agreed to use reasonable commercial efforts to take all steps to ensure that all Contact Options and all warrants to purchase Contact Shares (‘‘Contact Warrants’’) (both vested and unvested) outstanding immediately prior to the effective time of a Subsequent Acquisition Transaction or Compulsory Acquisition Transaction will become securities of Stornoway exercisable to purchase Stornoway Shares following the completion of the Offer.

Under the terms of the Support Agreement, Stornoway agrees that the holders of Contact Warrants shall, in accordance with the terms of the Contact Warrants, upon exercise receive Stornoway Shares in the same number as would have been received had the Contact Warrants been exercised at the time of the Offer.

Representations, Warranties and Covenants

The Support Agreement contains certain customary representations and warranties of each of Stornoway and Contact. These representations and warranties terminate upon the earlier of the date on which Stornoway first takes up and pays for Contact Shares deposited to the Offer (the ‘‘Effective Date’’) or the date on which the Support Agreement is terminated in accordance with its terms.

The Support Agreement also contains customary negative and positive covenants by Contact and Stornoway. Among other things, Contact has agreed that, until the earlier of the Effective Date and the time the Support Agreement is terminated in accordance with its terms, unless Stornoway shall otherwise agree in writing, such agreement not to be unreasonably withheld or delayed, or as is otherwise expressly permitted or specifically contemplated by the Support Agreement or the Offer, its business and that of its subsidiaries shall be conducted only in compliance with any material contracts to which it is a party and in the usual and ordinary course of business consistent with past practice. Contact also agreed to use all commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees, goodwill and business relationships. Contact has agreed that it will not and will cause its subsidiaries not to take certain actions specified in the Support Agreement, including paying dividends or making other distributions on the Contact Shares.

In addition, Contact has agreed under the Support Agreement to, and to cause its subsidiaries to, perform all obligations required or desirable to be performed by Contact or any of its subsidiaries under the Support Agreement, co-operate with Stornoway in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in the Support Agreement, including to, and where appropriate to cause its subsidiaries to: (a) apply for and use all commercially reasonable efforts to obtain all regulatory approvals relating to Contact or any of its subsidiaries which are typically applied for by an offeree and, in doing so, keep Stornoway reasonably informed as to the status of the proceedings related to obtaining the regulatory approvals; (b) defend all lawsuits or other legal, regulatory or other proceedings against Contact challenging or affecting the Support Agreement or the consummation of the transactions contemplated by the Support Agreement; (c) forthwith at the request of Stornoway upon confirmation that Stornoway beneficially owns more than 50% of the Contact Shares, use its reasonable commercial efforts to assist in effecting the resignations of the Contact directors and causing them to be replaced by persons nominated by Stornoway; and (d) if following the take-up of Contact Shares under the Offer, Stornoway or one of its subsidiaries sends a notice in the manner prescribed under Section 188(2) of the OBCA, then forthwith following the request of Stornoway, complete the actions contemplated in Section 188(11) of the OBCA.

Termination

The Support Agreement includes the following termination rights which must be exercised prior to 12:00 a.m. (Eastern Time) on the Effective Date, each subject to its specific terms:

(a)                                  Stornoway or Contact may terminate the Support Agreement if: (i) any Law makes the making or completion of the Offer or the transactions contemplated by the Support Agreement illegal or otherwise prohibited; or (ii) the Expiry Date does not occur on or prior to the Outside Date;

(b)                                 Stornoway may terminate the Support Agreement if the Board of Directors shall have: (i) withdrawn or modified in a manner adverse to Stornoway its approval or recommendation of the Offer and the transactions contemplated by the Support Agreement (unless Stornoway shall have made a misrepresentation as at July 21, 2006 or breached a covenant under the Support Agreement in such a manner that Contact would be entitled to terminate the Support Agreement in accordance with the terms thereof); or (ii) approved or recommended an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a permitted confidentiality agreement);

(c)                                  subject to the notice and cure provisions under the Support Agreement, Stornoway may terminate the Support Agreement if any condition described in Section 2 of the Support Agreement is not satisfied or waived by Stornoway at or before the Expiry Time;

(d)                                 Contact may terminate the Support Agreement if: (i) subject to the notice and cure provisions under the Support Agreement, any representation or warranty of Stornoway set out in the Support Agreement qualified as to materiality shall not be true and correct or any such representation or warranty not so qualified shall not be true and correct in all material respects as of July 21, 2006 and as of the Expiry Date as if made on and as of such date (except to the extent that any such representation and warranty speaks as of an earlier date which shall remain true and correct in all material respects or in all respects, as appropriate, as of that date) or Stornoway shall not have performed in all material respects any covenant to be performed by it under the Support Agreement, in each case except as would not have a material adverse effect on Stornoway’s ability to complete the Offer; (ii) the Offer (or any amendment thereto other than as permitted by the Support Agreement or any amendment thereof that has been mutually agreed to by the parties to the Support Agreement) does not conform, in all material respects with the conditions to the Offer as set out in the Support Agreement or any amendment thereof that has been mutually agreed to by the parties; or (iii) the Offer has been terminated, withdrawn or expires;

(e)                                  Contact may terminate the Support Agreement in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement as permitted by the Support Agreement, subject to compliance with the non-solicitation and right to match provisions of the Support Agreement);

(f)                                    Stornoway or Contact may terminate the Support Agreement if the Expiry Date does not occur on or before the Outside Date; or

(g)                                 Contact may terminate the Support Agreement if there shall have been any Material Adverse Effect on Stornoway (as defined in the Support Agreement).

D&O Insurance

From and after the Effective Date and for a period ending six years after the Expiry Time, Stornoway shall cause Contact or any successor to Contact to maintain Contact’s current directors’ and officers’ insurance policy (or a policy reasonably equivalent) (the ‘‘D&O Policy’’) on terms and conditions which are no less advantageous to the directors and officers of Contact than those contained in the policy in effect on July 21, 2006, for all present and former directors and officers of Contact, covering claims made prior to or within six years after the Expiry Date; provided, however, that in no event will Contact pay in excess of 300% of the annual premium currently paid by Contact for such coverage for the purchase of such D&O Policy, and if the cost for such coverage is in excess of such amount, Contact shall only maintain such coverage as is available for such amount.

After the Effective Date, Stornoway shall cause Contact (or any successor) to indemnify the current and former directors and officers of Contact to the fullest extent to which they are indemnified as of July 21, 2006 under Contact’s Articles, by-laws, applicable law and contracts of indemnity.

SHARE CAPITAL OF CONTACT

The authorized share capital of Contact consists of an unlimited number of Contact Shares. As of August 8, 2006, 43,873,365 Contact Shares are issued and outstanding. In addition, as of August 8, 2006, options to acquire up to 3,802,000 additional Contact Shares that were granted pursuant to Contact’s employee stock option plan, of which 1,682,500 have vested and 1,052,500 are unvested, are issued and outstanding. Also, as of August 8, 2006 warrants to acquire up to 1,200,000 additional Contact Shares that were granted as part of agreements of Contact to acquire certain properties, none of which have vested to date, all of which only vest upon various conditions of both Contact and the property owners, are issued and outstanding.

OWNERSHIP OF SECURITIES BY DIRECTORS AND OFFICERS OF CONTACT

The following table sets out the names and positions with Contact of each director and officer of Contact and the number, designation and percentage of outstanding securities of Contact beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates, other than options to acquire Contact Shares.

		Number of Contact
		Shares Owned or
		Over Which	Percentage of
		Control or	Outstanding
		Direction is	Contact
Name	Position Held	Exercised	Shares

Sean Boyd	Director	342,000	*
John Postle	Director	10,000	*
Charles James Lilly	Director	1,000	*
Peter C. Hubacheck	Director	18,600	*
James D. Nasso	Director & Chairman	5,000	*
Eberhard Scherkus	Director	106,000	*
Alain Blackburn	Director	17,000	*
Matthew Manson	President and Chief Executive Officer	400,000	*
David Garofalo	Vice President, Finance and Chief Financial Officer	9,200	*
Donald G. Allan	Vice President, Corporate Development	4,500	*
Graham Long	Vice President, Exploration	25,000	*

* Means less than 1%

The directors and officers of Contact, as a group, own or beneficially own or exercise control and direction over, directly or indirectly, 938,300 of the outstanding Contact Shares.

The following directors and officers of Contact hold options pursuant to Contact’s employee stock option plan to purchase the Contact Shares indicated beside his or her name:

		Outstanding Options to
		Purchase Contact Shares
Name	Position Held	(Exercisable/Unexercisable)	Total Options
Sean Boyd	Director	418,750 / 56,250	475,000
John Postle	Director	25,000 / 75,000	100,000
John G. Jakolev	Director	31,250 / 68,750	100,000
Charles James Lilly	Director	31,250 / 68,750	100,000
Peter C. Hubacheck	Director	31,250 / 68,750	100,000
Michael A. Ballantyne(1)	Director	31,250 / 68,750	100,000
James D. Nasso	Director & Chairman	103,750 / 76,250	180,000
Eberhard Scherkus	Director	291,250 / 68,750	360,000
Alain Blackburn	Director	181,250 / 68,750	250,000
Graham Long	Vice President, Exploration	122,500 / 67,500	190,000
David Garofalo	Vice President, Finance and Chief Financial Officer	170,000 / 50,000	220,000
Matthew Manson	President and Chief Executive Officer	150,000 / 250,000	400,000
Donald G. Allan	Vice President, Corporate Development	82,500 / 27,500	110,000
Gregory Laing	Vice President, Legal and Corporate Secretary	12,500 / 37,500	50,000

(1)             Michael A. Ballantyne resigned as a director of Contact on July 25, 2006.

No director or officer of Contact holds Contact Warrants.

PRINCIPAL HOLDER OF SECURITIES OF CONTACT

To the knowledge of the directors and senior officers of Contact, after reasonable enquiry, the only persons holding more than 10% of any class of securities of Contact and the number, designation and percentage of outstanding securities of Contact owned or over which control or direction is exercised by them, are as set forth below:

	Number of	Percentage of
Name	Contact Shares	Contact Shares
Agnico-Eagle	13,814,077	31%

INTENTIONS OF DIRECTORS, OFFICERS AND OTHERS
WITH RESPECT TO THE OFFER

On July 21, 2006 Stornoway executed a lock-up agreement with Agnico-Eagle under which Agnico-Eagle has irrevocably agreed to tender 13.8 million Contact Shares, representing approximately 31% of the outstanding Contact Shares, to the Offer. Each of the directors and officers of Contact has entered into a lock-up agreement with Stornoway under which they have agreed to tender, collectively, 0.9 million Contact Shares, representing a 2% of the outstanding Contact Shares, to the Offer. The Offer will not be conditional on any minimum number of Contact Shares being tendered, other than the Contact Shares held by Agnico-Eagle.

TRADING IN SECURITIES OF CONTACT

Except as set out below, during the six months preceding the date hereof, none of Contact, the directors or senior officers of Contact or, to the knowledge of the directors and senior officers of Contact, after reasonable enquiry, any associate of such persons, any person holding or exercising control or direction over 10% or more of the Contact Shares or any person acting jointly or in concert with Contact, has traded any Contact Shares. Option exercises are noted with an asterisk.

		Number of Contact	Price per
		Shares Acquired	Contact Share
Name	Date of Trade	(+)/Sold (-)	(Cdn.$)

Matthew Manson	March 8, 2006	+40,000	$0.36
	March 10, 2006	+160,000	$0.37
Graham Long	March 23, 2006	+21,000	$0.38

ISSUANCES OF SECURITIES OF CONTACT

Contact Shares

No Contact Shares have been issued to the directors or senior officers of Contact during the two years preceding the date of the Offer.

Contact Options

No Contact Options have been issued to the directors or senior officers of Contact during the two years preceding the date of the Offer except as set out below:

	No. of
	Options	Exercise
Name	Granted	Price	Date Granted	Expire Date

James Nasso	40,000	$0.78	April 11, 2005	April 11, 2010
	75,000	$0.45	May 15, 2006	May 15, 2011
Mike Ballantyne	25,000	$0.78	April 11, 2005	April 11, 2010
	75,000	$0.45	May 15, 2006	May 15, 2011
Alain Blackburn	25,000	$0.63	December 10, 2004	December 10, 2009
	75,000	$0.45	May 15, 2006	May 15, 2011
Sean Boyd	75,000	$0.45	May 15, 2006	May 15, 2011
Peter Hubacheck	25,000	$0.78	April 11, 2005	April 11, 2010
	75,000	$0.45	May 15, 2006	May 15, 2011
John Jakolev	25,000	$0.78	April 11, 2005	April 11, 2010
	75,000	$0.45	May 15, 2006	May 15, 2011
Charles James Lilly	25,000	$0.78	April 11, 2005	April 11, 2010
	75,000	$0.45	May 15, 2006	May 15, 2011
John Postle	25,000	$0.55	June 9, 2005	June 9, 2010
	75,000	$0.45	May 15, 2006	May 15, 2011
Ebe Scherkus	25,000	$0.63	December 10, 2004	December 10, 2009
	75,000	$0.45	May 15, 2006	May 15, 2011
Matthew Manson	200,000	$0.63	December 10, 2004	December 10, 2009
	200,000	$0.45	May 15, 2006	May 15, 2011
David Garofalo	25,000	$0.63	December 10, 2004	December 10, 2009
	50,000	$0.45	May 15, 2006	May 15, 2011
Greg Laing	50,000	$0.45	May 15, 2006	May 15, 2011
Graham Long	75,000	$0.78	April 11, 2005	April 11, 2010
	40,000	$0.45	May 15, 2006	May 15, 2011
Don Allan	25,000	$0.78	April 11, 2005	April 11, 2010
	20,000	$0.45	May 15, 2006	May 15, 2011

OWNERSHIP OF SECURITIES OF STORNOWAY

None of Contact or the directors or senior officers of Contact or, to their knowledge after reasonable enquiry, any of their respective associates, or any person or Company holding more than 10% of any class of equity securities of Contact or any person or Company acting jointly or in concert with Contact, beneficially owns, directly or indirectly, or exercises control or direction over, any securities of Stornoway other than the subscription receipts purchased by Agnico-Eagle on July 21, 2006 from Stornoway as further described below in the section entitled ‘‘Interests of Certain Persons in Material Contracts of Stornoway’’.

RELATIONSHIP BETWEEN STORNOWAY AND DIRECTORS AND SENIOR OFFICERS OF CONTACT

There are no arrangements, agreements, commitments or understandings made or proposed to be made between Stornoway and any of the directors or senior officers of Contact and no payments or other benefits are proposed to be made or given by Stornoway to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful; however, it is expected that Matthew Manson will be appointed President of the Combined Entity. Other than the Lock-Up Agreements, there are no contracts, arrangements or understandings, formal or informal, between Stornoway and any securityholder of Contact with respect to the Offer or between Stornoway and any person or company with respect to any securities of Contact in relation to the Offer.

None of the directors or senior officers of Contact is a director or senior officer of Stornoway or any of its subsidiaries.

ARRANGEMENTS BETWEEN CONTACT AND ITS DIRECTORS AND SENIOR OFFICERS

On March 1, 2005, Contact entered into an Employment Agreement with Matthew Manson, President and Chief Executive Officer of Contact and on March 18, 2005 entered into an Employment Letter Agreement with Graham Long, Vice President, Exploration of Contact.

The Employment Agreement with Matthew Manson provides that in the event Mr. Manson is terminated other than for cause, or upon resignation by Mr. Manson for Good Reason (which term includes the change of control of Contact which shall be deemed to have occurred if any person or entity acquires, or a combination of persons or entities acquire, either directly or indirectly, more than 50% of the voting securities of Contact, whether through the acquisition of previously issued and outstanding voting securities, or voting securities that have not been previously issued, or combination thereof, or any other transaction having a similar affect), Mr. Manson is entitled to receive a severance payment equal to two times his annual salary at the date of termination, plus an amount equal to two times Mr. Manson’s annual bonus, based on the bonus paid to Mr. Manson averaged over the last two fiscal years preceding termination. In addition, Mr. Manson is also entitled to receive a continuation of benefits if permissible by the carrier pursuant to the terms of the applicable benefit plans and monthly car allowance for up to two years or until such earlier date on which Mr. Manson commences new employment or, if requested by Mr. Manson, he can elect to receive an amount equal to Contact’s cost in providing such benefits.

The Employment Letter Agreement with Graham Long provides that Mr. Long is entitled to severance equal to one year salary and bonus for severance upon change of control ‘‘as per a contract to follow’’. An employment contract between Mr. Long and Contact has not been executed.

Except as described above, no other arrangement or agreement has been made or is currently proposed to be made between Contact and any of its directors or senior officers including any arrangement or agreement as to any payment or other benefit to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful.

INTEREST OF CERTAIN PERSONS IN MATERIAL CONTRACTS OF STORNOWAY

Other than as described below, none of the directors and senior officers of Contact and, to the knowledge of such directors and senior officers after reasonable enquiry, none of their respective associates or any person or company who gains more than 10% of any class of securities of Contact has any interest in any material contract to which Stornoway is a party.

On July 21, 2006 Stornoway executed a lock-up agreement with Agnico-Eagle under which Agnico-Eagle has irrevocably agreed to tender 13.8 million Contact Shares, representing approximately 31% of the outstanding Contact Shares, to the Offer. The Offer will not be conditional on any minimum number of Contact Shares being tendered, other than the Contact Shares held by Agnico-Eagle.

On July 21, 2006 Agnico-Eagle subscribed for and purchased 15,670,297 Class A Subscription Receipts and 1,958,787 Class B Subscription Receipts of Stornoway at a price of $1.2763 per subscription receipt in order to arrange for part of the cash consideration under the Ashton Offer. Each Class A Subscription Receipt will convert on a one-for-one basis into common shares of Stornoway in the event Stornoway takes up Ashton Shares under the Ashton Offer and each Class B Subscription Receipt will convert on a one-for-one basis into common shares of Stornoway in the event Stornoway makes its initial borrowing under its Bridge Facility. The subscription receipts will be refunded in the event the Ashton Offer is not completed.

MATERIAL CHANGES IN THE AFFAIRS OF CONTACT

Except as publicly disclosed or as otherwise described or referred to in the Stornoway Offering Circular or this Directors’ Circular, the directors and senior officers of Contact are not aware of any information that indicates any material change in the affairs, activities, financial position or prospects of Contact since May 12, 2006, being the date of the last published unaudited interim financial statements of Contact.

OTHER TRANSACTIONS

There is no transaction, Board of Director resolution, agreement in principle or signed contract of Contact, other than as described or referred to in the Offering Circular or this Directors’ Circular, which has occurred in response to the Offer. Other than as described or referred to in the Offering Circular or this Directors’ Circular, no negotiations are underway in response to the Offer which relate to or would result in (i) an extraordinary transaction such as a merger or reorganization involving Contact or a subsidiary; (ii) the purchase, sale or transfer of a material amount of assets by Contact or a subsidiary; (iii) an issuer bid or other acquisition of securities by Contact; or (iv) any material change in the capitalization or dividend policy of Contact.

OTHER INFORMATION

Except as otherwise described or referred to in the Offering Circular, this Directors’ Circular, or otherwise publicly disclosed, no other information is known to the directors or senior officers of the Corporation that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

PRIOR VALUATIONS

The Board of Directors are not aware of any ‘‘prior valuations’’, as defined in Rule 61-501 and Regulation Q-27, of Contact or its material assets or securities within the 24 month period preceding the date of the Offer.

STATUTORY RIGHT OF ACTION FOR DAMAGES

Securities legislation in certain of the provinces and territories of Canada provide security holders of Contact with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR

The content of this Directors’ Circular has been approved and the delivery thereof has been authorized by the Board of Directors.

CONSENT OF ORION SECURITIES INC.

To the Directors of
Contact Diamond Corporation

We refer to the formal valuation and fairness opinion of our firm dated July 21, 2006, which we prepared for the Contact Special Committee of the Board of Directors of Contact Diamond Corporation in connection with its consideration of the proposed offer by Stornoway Diamond Corporation for all of the common shares of Contact Diamond Corporation. We consent to the references to the formal valuation and fairness opinion and the inclusion of a summary of the formal valuation and fairness opinion, and the text of the formal valuation and fairness opinion, in this document.

Toronto, Ontario	/s/ ORION SECURITIES INC.
August 10, 2006

CERTIFICATE

August 10, 2006

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or market price of the Contact Shares subject to the Offer.

On behalf of the Board of Directors:

/s/ JOHN JAKOLEV	/s/ JOHN POSTLE
Director	Director

SCHEDULE A

VALUATION AND FAIRNESS OPINION OF ORION SECURITIES INC.

Orion Securities Inc. BCE Place, 181 Bay Street Suite 3100, P.O. Box 830 Toronto, Ontario, M5J 2T3
Telephone: (416) 848-3500 http://www.orionsecurities.ca

July 21, 2006

Special Committee of the Board of Directors
of Contact Diamond Corporation
145 King Street East
Suite 500
Toronto, Ontario
M5C 2Y7

Attn: John G. Jakolev, Chairman of the Special Committee

To the Special Committee:

Orion Securities Inc. (‘‘Orion’’ or ‘‘We’’) understands that Stornoway Diamond Corporation (‘‘Stornoway’’) has notified the board of directors (the ‘‘Board’’) of Contact Diamond Corporation (‘‘Contact’’ or the ‘‘Company’’) of its intention to acquire all of the outstanding common shares of the Company in a share offer (the ‘‘Transaction’’) whereby every Contact shareholder (‘‘Contact Shareholder’’) would be entitled to receive share consideration of 0.36 Stornoway common shares (the ‘‘Consideration’’) for each common share of the Company. We further understand that simultaneous with the Transaction, Stornoway is in discussions to also acquire Ashton Mining of Canada Inc. (‘‘Ashton’’) for a combination of shares and cash (the ‘‘Ashton Transaction’’). The specific terms and conditions of the Transaction are to be described in the offer to purchase and take-over bid circular (the ‘‘Stornoway Circular’’) which is to be mailed to holders of the common shares of the Company in connection with the Transaction.

Orion also understands that the Board of Contact has established a special committee (the ‘‘Special Committee’’) of the Board, who are independent of management of Contact and have no direct or indirect material relationship with Stornoway, to assume the Board’s duties in considering any offer(s) and representing the interests of the Contact Shareholders. Orion understands that the Transaction constitutes an ‘‘insider bid’’ within the meaning of Ontario Securities Commission Rule 61-501 and Regulation Q-27 of the Autorité des marchés financiers du Québec (collectively, the ‘‘Rules’’). The Special Committee has engaged Orion to provide financial advice and assistance to the Special Committee in evaluating the Transaction, including the preparation of a formal valuation of the common shares of the Company in accordance with the requirements of the Rules (the ‘‘Valuation’’) and a written opinion as to the fairness of the Consideration, from a financial point of view, to the Contact Shareholders (the ‘‘Fairness Opinion’’) (the Valuation and the Fairness Opinion are collectively referred to herein as the ‘‘Valuation and Fairness Opinion’’).

ENGAGEMENT OF ORION

Orion was first contacted by the Special Committee on June 21, 2006 and was informed by the Special Committee that Orion was selected to act as financial advisor to the Special Committee on June 29, 2006. Orion was formally engaged by the Special Committee pursuant to an engagement letter dated June 29, 2006. On July 17, 2006, the Special Committee and Orion amended their agreement to include a Valuation under Ontario Securities Commission Rule 61-501 (the ‘‘Engagement Agreement’’).

On July 21, 2006, at the request of the Special Committee, Orion orally delivered the substance of the Valuation and Fairness Opinion. Orion delivered the Valuation and Fairness Opinion contained herein on July 21, 2006.

The terms of the Engagement Agreement provide that Orion will receive a total fee of US$550,000 (plus GST) for its services and is to be reimbursed for its reasonable out-of-pocket expenses, including fees paid to its legal counsel in respect of advice rendered to Orion in carrying out its obligations under the Engagement Agreement. In addition, Contact has agreed to indemnify Orion against certain expenses, losses, claims, actions, damages and liabilities incurred in connection with the provision of its services. The fee payable to Orion is not contingent in whole or in part on whether the Transaction or any other transaction is completed or on the conclusions reached in the Valuation and Fairness Opinion.

Subject to the terms of the Engagement Agreement, Orion consents to the inclusion of the Valuation and Fairness Opinion in its entirety, together with a summary thereof in a form acceptable to Orion, in the Stornoway Circular and the directors’ circular (the ‘‘Directors’ Circular’’) which will be mailed to the Contact Shareholders in connection with the Transaction, and to the filing thereof by Stornoway and Contact with the applicable Canadian securities regulatory authorities.

CREDENTIALS OF ORION

Orion is one of Canada’s leading independent investment banking firms, with operations in all facets of corporate finance, mergers and acquisitions, equity sales and trading and equity research. Orion’s investment banking group combines a team of experienced professionals with multi-disciplined backgrounds who are committed to providing our corporate clients with sound advice and good service while maintaining the highest level of professional integrity.

Orion has participated in a significant number of recent merger and acquisition transactions involving public and private companies in the mining and natural resources sectors. The senior investment bankers at Orion have been involved in numerous merger and acquisition transactions, providing similar advisory services, including fairness opinions and valuations. Orion is not in the business of providing auditing services and is not controlled by any financial institution.

The Valuation and Fairness Opinion expressed herein represents the opinion of Orion and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

INDEPENDENCE OF ORION

The fee payable to Orion under the Engagement Agreement on the delivery of the Valuation and Fairness Opinion is not contingent upon the conclusions reached by Orion in the Valuation and Fairness Opinion.

Neither Orion nor any of its affiliated entities (as such term is defined for the purposes of the Rules):

(a)            is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of the Rules) of Stornoway or Agnico-Eagle Mines Limited (‘‘Agnico-Eagle’’) or any of their respective associates or affiliates (collectively, the ‘‘Interested Parties’’);

(b)           has a material financial interest in the completion of the Transaction;

(c)            has a material financial interest in future business under an agreement, commitment or understanding involving the Company, Stornoway or Agnico-Eagle or, to the knowledge of Orion (without any enquiry), an associated or affiliated entity of the Company, Stornoway or Agnico-Eagle; or

(d)           is a manager, co-manager or member of any soliciting dealer group formed in respect of the Transaction.

During the 24 months preceding the engagement of Orion by the Special Committee, Orion has not: (i) had a material involvement in an evaluation, appraisal or review of the financial condition of Stornoway or Agnico-Eagle or, to the knowledge of Orion (without any enquiry), an associated or affiliated entity of Stornoway or Agnico-Eagle; (ii) had a material involvement in an evaluation, appraisal or review of the financial condition of the Company or, to the knowledge of Orion (without any enquiry), an associated or affiliated entity of the

Company, which was carried out at the direction or request of Stornoway or Agnico-Eagle or paid for by Stornoway or Agnico-Eagle; (iii) acted as a lead or co-lead underwriter of a distribution of securities by Stornoway or Agnico-Eagle, or acted as a lead or co-lead underwriter of a distribution of securities by the Company where the retention of the underwriter was carried out at the direction or request of Stornoway or Agnico-Eagle or paid for by Stornoway or Agnico-Eagle; (iv) had a material financial interest in a transaction involving Stornoway or Agnico-Eagle; or (v) had a material financial interest in a transaction where the Company was the principal party. Other than the Engagement Agreement, Orion has no current engagement with any of the Company, Stornoway or Agnico-Eagle and Orion has disclosed to the Special Committee all matters for which Orion has been engaged by any of such entities during the past 24 months.

Orion acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, and may in the future have, positions in the securities of the Company or any Interested Party and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Orion conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, any Interested Party or the Transaction.

There are no understandings, agreements or commitments between Orion and the Company or any Interested Party with respect to any future business dealings. However, Orion may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company or any Interested Party from time to time.

SCOPE OF REVIEW

For the purposes of preparing this Valuation and Fairness Opinion, Orion has reviewed and analyzed certain publicly available and confidential financial, operational and other information relating to Contact, including information derived from discussions with members of the management of Contact and others. Except as expressly described herein, Orion has not conducted any independent investigations to verify the accuracy or completeness of such information.

In connection with the Valuation and Fairness Opinion, Orion reviewed and relied upon or carried out, among other things, the following:

(a)            a draft of the Stornoway Circular dated July 20, 2006;

(b)           a draft of the support agreement between Stornoway and Contact dated July 19, 2006;

(c)            unaudited interim financial statements for Contact as at and for the period ended March 31, 2006;

(d)           audited financial statements for Contact as at and for the years ended December 31, 2005, 2004 and 2003 and the report of the auditors thereon;

(e)            all public filings submitted by or on behalf of Contact to securities commissions or similar regulatory authorities in Canada during the past two years, including annual reports, annual information forms, management information circulars, prospectuses and press releases;

(f)              management-prepared budgets, forecasts, exploration plans and operating and financial projections for the primary assets of Contact;

(g)           discussions with management of Contact regarding the primary assets, financing and operations of Contact, and other issues deemed relevant to the Valuation and Fairness Opinion;

(h)           discussions with legal counsel to the Special Committee;

(i)               meetings and discussions with the Special Committee;

(j)               various publications prepared by equity research analysts and industry sources, regarding Contact and its properties as well as the mining industry and other public companies generally, as Orion considered relevant;

(k)            public information relating to the business, operations, financial performance and stock trading history of Contact and other selected public companies, as Orion considered relevant;

(l)               public information with respect to certain other transactions of a comparable nature, as Orion considered relevant;

(m)         a representation certificate as to certain factual matters dated the date hereof, provided by senior management of Contact and addressed to Orion; and

(n)           such other corporate, industry, and financial market information, investigations and analyses as Orion considered necessary or appropriate in the circumstances.

Orion has not, to the best of its knowledge, been denied access by Contact to any information requested by Orion. Orion did not meet with the auditors of Contact and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of Contact and the reports of the auditors thereon.

GENERAL ASSUMPTIONS AND LIMITATIONS

With the Special Committee’s approval as provided for in the Engagement Agreement and subject to the exercise of Orion’s professional judgement, Orion has relied, without independent verification, upon all information (financial or otherwise), data, documents, advice, opinions, appraisals or other information and materials obtained by it from public sources or provided to it by Contact and its affiliates, associates, advisors or otherwise (collectively, the ‘‘Information’’). We have assumed that the Information was complete and accurate and did not omit to state any material fact or any fact necessary to be stated to make the Information not misleading. The Valuation and Fairness Opinion is conditional upon such completeness and accuracy. In accordance with the terms of the Engagement Agreement, but subject to the exercise of our professional judgment, Orion has not conducted any independent investigation to verify the completeness or accuracy of the Information.

With respect to the budgets, forecast, projections or estimates provided to Orion and used in its analyses, Orion notes that projecting future results is inherently subject to uncertainty. Orion has assumed, however, that such budgets, forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgments of management of Contact and its affiliates and associates as to the matters covered thereby. Senior officers of Contact have represented to us, in a certificate delivered as of the date hereof, amongst other things, that the Information is complete and correct at the date the Information was provided to us and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial position of Contact, or in its assets, liabilities (contingent or otherwise), business or operations and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect. We have neither made nor obtained an independent appraisal or valuation of Contact’s assets. We have assumed that the Transaction will be effected in accordance with the terms described in the Stornoway Circular.

The Valuation and the Fairness Opinion are based on the securities markets, economic, general business and financial conditions prevailing as of the date of the Valuation and Fairness Opinion and the conditions and prospects, financial and otherwise, of Contact as they were reflected in the information reviewed by us. In our analysis and in preparing the Valuation and Fairness Opinion, we have made numerous assumptions with respect to commodity performance, general business, economic and market conditions, and other matters, many of which are beyond the control of Orion, Contact, Stornoway or any party involved with Contact in connection with the Transaction. The Valuation and Fairness Opinion is conditional upon all Orion’s assumptions being correct and there being no ‘‘misrepresentation’’ (as such term is defined in applicable Canadian securities law) in any information or documentation provided to us or relied upon by Orion.

The Valuation and Fairness Opinion has been provided solely for the use of the Special Committee and is not intended to be, and does not constitute, a recommendation to any Contact Shareholders as to how to respond to the Transaction. The Valuation and Fairness Opinion may not be used by any other person or relied upon by any other person other than the Special Committee without the express prior written consent of Orion.

The Valuation and Fairness Opinion is given as of the date hereof and Orion disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation and/or the Fairness Opinion which may come about or be brought to Orion’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter after the date hereof, Orion reserves the right to change, modify or withdraw the Valuation and/or the Fairness Opinion. Orion expresses no opinion herein concerning the future trading prices of the common shares of the Company, whether before or following completion of the Transaction.

Orion has assumed that all conditions precedent to the completion of the Transaction can be satisfied and that all consents, exemptions or orders of third parties and relevant authorities can be obtained, without adverse condition or qualification, and that the Transaction can proceed as scheduled, that the procedures being followed to implement the Transaction are valid and effective, that all required documents will be distributed to the Contact Shareholders in accordance with applicable laws and that the disclosure in such documents will be accurate and will comply with the requirements of applicable laws. Orion has also assumed that all draft documents referred to under ‘‘Scope of Review’’ above are accurate versions, in all material respects, of the final form of such documents.

The preparation of a valuation or fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Orion believes that its analyses must be considered as a whole and that selecting portions of its analyses and specific factors, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation and/or the Fairness Opinion. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Accordingly, the Valuation and Fairness Opinion should be read in its entirety.

All dollar amounts stated herein are expressed in millions of Canadian dollars except per share values, unless stated otherwise.

The Valuation and Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Dealers Association of Canada (the ‘‘IDA’’), but the IDA has not been involved in the preparation or review of the Valuation and Fairness Opinion.

VALUATION OF STORNOWAY SHARES

Orion has not prepared a formal valuation of the common shares of Stornoway (the ‘‘Stornoway Shares’’). In accordance with the Rules, a formal valuation of the non-cash consideration is not required, in the case of the Transaction, for the following reasons:

(a)            the non-cash consideration are securities of a reporting issuer for which there is a published market;

(b)           management of Stornoway has stated that they have no knowledge of any material information concerning Stornoway or the Stornoway Shares, that has not been generally disclosed;

(c)            a liquid market (as defined under the Rules) exists for the Stornoway Shares;

(d)           the Stornoway Shares to be issued under the Transaction constitute 25% or less of the number of Stornoway Shares outstanding immediately before the Transaction;

(e)            the Stornoway Shares to be issued under the Transaction will be freely tradeable at the time the Transaction is completed; and

(f)              Orion, in consultation with the Special Committee, is of the opinion that a valuation of the Stornoway Shares is not required.

Orion is of the opinion that a valuation of the Stornoway Shares is not required, given that, among other things: (i) under the Transaction, the Contact Shareholders, other than the Interested Parties, will be receiving a minority interest in Stornoway and will not be able to effect a sale of 100% of Stornoway, making it inappropriate to consider methodologies to assess the value of the Stornoway Shares that are based on the assumption of a change of control transaction, (ii) the average total daily trading volume of the Stornoway Shares was approximately 286,429 shares during the 90 trading days ending July 20, 2006, and (iii) the Stornoway Shares trade on a comparable basis and in a manner generally consistent with other comparable, publicly traded companies.

Orion believes that it is most appropriate to use the closing price on July 20, 2006 of $1.25 per Stornoway Share for purposes of assessing the value of the Consideration per Contact common share pursuant to the Transaction.

OVERVIEW OF CONTACT

Contact is currently engaged in the acquisition, exploration, development and operation of diamond properties in Ontario, Quebec, the Northwest Territories and Nunavut.

Contact’s core project is the Timiskaming Diamond Project (‘‘Timiskaming’’), located in northeastern Ontario/northwestern Quebec. Contact currently maintains a 100% interest in over 115,000 hectares of exploration licenses in Timiskaming and has to date discovered eight kimberlite bodies in the region. Contact’s 95-2 pipe yielded a population of highly commercial diamonds at marginally sub-economic grades in a mini-bulk sample program conducted between 2003 and 2004.

The Company is also active in three exploration joint ventures located in the Northwest Territories and Nunavut, operated in each case by the Company’s joint venture partners.

The ‘‘RAM (and SHU)’’ and ‘‘IC-LO (and TIM)’’ projects are joint ventures with Trigon Exploration Canada Ltd. (‘‘Trigon’’). The Company has a 53.23% interest in RAM (and SHU), which is located in the Northwest Territories, approximately 140 kilometres northeast of Yellowknife and approximately 60 kilometres southwest of De Beers Canada’s Snap Lake diamond deposit. The Company has a 49% interest, and an option to earn up to a 60% interest, in IC-LO (and TIM), which is located in the Kugaaruk/Committee Bay area of Nunavut.

The ‘‘MIP’’ project is a joint venture with Stornoway. The Company has a 50% interest in MIP, which is located in south-central Baffin Island, Nunavut.

Historically, the Company has been dependent on Agnico-Eagle as a source of funding to support its operating losses and capital deficiency. Agnico-Eagle is not obligated and has not formally committed to continue providing such funding to the Company. In addition, Agnico-Eagle currently provides certain management and administrative personnel of the Company, who are also employed by Agnico- Eagle.

The Company’s objective is to discover economic diamond deposits and, ultimately, to develop them into mineral producing properties. Central to this strategy is the Company’s continued program of kimberlite discovery and assessment in the Timiskaming area.

Agnico-Eagle is Contact’s major shareholder and owns approximately 31.5% of the Company’s common shares.

Timiskaming Diamond Project

The Company’s 100% wholly-owned Timiskaming Diamond Project is located in the eastern Canadian Shield which is the largest expanse of Archean craton in the world. Of the 23 confirmed kimberlite pipes in the Lake Timiskaming area, eight have been discovered by the Company and of these, six are diamondiferous.

Based on the number, weight and size of the diamonds found in samples, the Company’s 95-2 kimberlite pipe has exhibited the best results of any kimberlite found in the region to date, and demonstrates potential for a commercial diamond deposit in the area. In addition, Timiskaming is located in an established historical mining area that offers developed infrastructure and support. Timiskaming is the Company’s only material property.

Seven of the Company’s known kimberlite pipes are located in Ontario and one known kimberlite pipe is located in Quebec. As well, numerous high-quality geophysical targets in both provinces bear close magnetic resemblance to the known kimberlite pipes in the Timiskaming region and remain to be tested.

Since 1995, Contact has discovered eight kimberlite pipes in Timiskaming, including MR8 in September 2005, and KL01 and KL22 in May 2004. Six of these pipes have been diamondiferous, including the 95-2 pipe which, in a mini-bulk sampling program conducted between 2003 and 2004, was shown to possess a commercial population of high-quality diamonds at marginally sub-economic grades. Since 2004, Contact has been engaged in an aggressive program of exploration in the region with a view to the discovery of a viable diamond resource benefited by the region’s mining infrastructure.

During the fall and winter of 2005-2006, the Company undertook a 10-hole drill program and was successful in discovering the new kimberlite MR8, the Company’s eighth kimberlite discovery in the region. Subsequent to this program, the Company expanded its land package to include approximately 49,000 hectares of contiguous claims in the Elk Lake area, supplemented by an additional 700 hectares of optioned claims and mining patents covering nine geophysical targets. In May of 2006, the Company mobilized its summer 2006 exploration program at Timiskaming, including campaigns of integrated till sampling, prospecting and geophysics ahead of an expected renewal of drilling in the fall. The focus of this work is expected to be the Company’s Elk Lake claim package.

During the first quarter of 2006, field operation charges were $135,311. The Company has approved a budget of $2 million for the remainder of the 2006 Timiskaming program, which includes provision for a minimum 10-hole drill program.

RAM (and SHU) Diamond Project

The RAM (and SHU) project is a joint venture with Trigon in the southeastern Slave province of the Northwest Territories, approximately 140 kilometres northeast of Yellowknife, and 85 kilometres southwest of De Beers Canada’s Snap Lake project.

Contact has earned a 53.23% interest in RAM. The SHU project lies to the south of RAM within the area of interest defined by the Contact Diamond-Trigon joint venture agreement. Trigon is the project operator.

In October, 2003 the RAM claims comprised approximately 197,420 hectares of contiguous claims in the three blocks ‘‘RAM’’, ‘‘Green’’, and ‘‘Hugo’’, collectively referred to as the ‘‘RAM’’ project. Since this time, certain original RAM claims have lapsed and the project operator has supplemented the property with additional staking (upon joint venture authorization), such that on March 1, 2006, the RAM property comprised approximately 86,606 hectares of contiguous claims.

The SHU (‘‘South of Hugo’’) claims comprise a further 23,068 hectares. These were originally acquired by Trigon in July, 2004 and, lying within the area of interest defined by the RAM joint venture agreement, form a component part of the RAM project and joint venture.

Field exploration charges amounted to nil during the first quarter of 2006.

IC/LO (and TIM)

The IC-LO (and TIM) project is a joint venture with Trigon in the Committee Bay region of Nunavut, approximately 90 km southeast of the hamlet of Kugaaruk. Trigon is the project operator.

The ‘‘IC’’ claims comprise 144,400 hectares of claims acquired by Trigon beginning in January, 2004. Subsequently, Trigon acquired another 175,229 hectares of claims in an area located to the south of IC and designated the ‘‘LO’’ property.

The ‘‘TIM’’ claims comprise 32,000 hectares of claims adjacent to IC, and located approximately 114 km south of Kugaaruk. The IC, LO and TIM properties comprised mineral claims staked on Crown (public) land. The granting and monitoring of staked mineral claims (and prospecting permits) on Crown lands in Nunavut are governed by the Canada Mining regulations and administered from Iqaluit by the Mining Recorder’s office of Indian and Northern Affairs Canada.

Trigon has a 51% interest in the diamond rights to the TIM property which lies within the area of interest defined by the Trigon-Contact IC-LO joint venture agreement, giving the Company the right to earn its proportionate share of Trigon’s interest. Contact will have earned a 51% interest in IC/LO after funding a total of $1.4 million in exploration expenditures, cash payments and equity subscriptions, and may earn an additional 9% interest with an additional $3 million of exploration expenditure. The TIM property is subject to a letter agreement between Trigon and a joint venture comprising Committee Bay Resources and Indicator Minerals Inc. Trigon has a 51% interest in the diamond rights to the TIM property which lies within the area of interest defined by the Trigon-Contact IC-Lo joint venture agreement, giving Contact the right to earn its commensurate share of Trigon’s interest.

The total summer budget for IC, including both diamond and polymetallic programs and a 12-hole drill program, has been set at $750,000 and will be sole-funded by Contact Diamond.

MIP

The MIP project is a joint venture with Stornoway located in south central Baffin Island, Nunavut. Work done in 2005 has led to the identification of a single cluster of 14 geophysical anomalies each with a consistent kimberlite source. 75,000 acres of exploration licenses have since been acquired. Stornoway is the project operator. The MIP project comprises 30,200 hectares of staked claims on Crown (public) land.

The MIP project was conceived originally as a generative exploration program with Stornoway, and is subject to an agreement executed on May 10, 2005. The agreement provided for a 50% interest in any mineral claims acquired by the joint venture, with an initial $1 million budget funded equally. As of March 1, 2006, the Company had fulfilled its funding obligations to retain a 50% interest.

Contact and Stornoway each fund their pro-rata share of exploration costs equally. Contact expects its share of costs in the upcoming program to be approximately $500,000.

Trading Summary

The common shares of the Company are listed on the Toronto Stock Exchange (the ‘‘TSX’’) under the symbol ‘‘CO’’. The Transaction was announced on July 21, 2006. The closing price of the common shares of the Company on the trading day immediately prior to the announcement was $0.40.

Table 1 shows the trading performance of the common shares of the Company on the TSX for the period July 20, 2005 to July 20, 2006. The volume-weighted average trading price of the common shares of the Company during that period was $0.43.

TABLE 1 — CONTACT TSX TRADING CHART

Contact Diamond Corp. (TSX:CO)

Period from July 20, 2005 to July 20, 2006

From July 20, 2005 to July 20, 2006, 4.6 million of the 7.3 million common shares traded below $0.45.

DEFINITION OF FAIR MARKET VALUE

For the purposes of the Valuation and Fairness Opinion, fair market value is defined as the highest price, expressed in terms of money or money’s worth, available in an open and unrestricted market between informed and prudent parties, each acting at arm’s length with the other and each under no compulsion to act. Orion has made no downward adjustment to the fair market value of the common shares of the Company to reflect the liquidity of the common shares of the Company or the fact that the common shares of the Company held by individual holders do not form part of a controlling interest.

APPROACH TO VALUE

The Valuation has been prepared on a going-concern basis and is based upon techniques and assumptions that Orion considered appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market values of the common shares of the Company.

For the purposes of determining a value of the common shares of the Company, Orion relied primarily upon three valuation methodologies:

•     comparable company trading approach;

•     comparable precedent transactions approach; and

•     historical exploration expenditures and book value approach.

Comparable Company Trading Approach

Orion considered and reviewed 24 Canadian diamond companies, from producers to explorers. Orion grouped the Canadian diamond exploration companies into Northern Canada and Southern Canada (profiles shown in Table 2).

As Contact is an exploration-focused company without any reported reserves or resources at its properties, Orion considered enterprise value to be the most appropriate metric for the comparable trading approach. Enterprise value adjusts market capitalization for current cash and debt balances of the company.

TABLE 2 — COMPARABLE COMPANY TRADING — NORTHERN CANADIAN

Northern Canada Diamond Comparables

	Market		Enterprise	Daily Avg Value (Past	Daily Avg
	Capitalization	Cash	Value	6 Months)	Volume (Past
Company	($MM)	($MM)	($MM)	($000s)	6 Months)	Project	Location	Ownership
Stornoway Diamond Corp.	$101.1	$23.0	$78.1	$292.8	240,008	Aviat Project	E Nunavut	70%/20%/10% Stornoway/BHP/ Hunter Exploration
						Wales Island	Melville Peninsula, Nunavut	33%/33%/33% Stornoway/ Strongbow/BHP
						Churchill Property	Rankin Inlet, Nunavut	51%/35%/14% Shear/Stornoway/BHP
						Churchill West	Rankin Inlet, Nunavut	49%/27%/6%/18% Samuel Exploration/ Shear/BHP/Stornoway
						MIP Project	Baffin Island, Nunavut	50%/50% Contact/Stornoway
Diamondex Resources Ltd.	$67.3	$1.3	$66.0	$96.8	152,406	Lena West Property, Lac de Bois, Pegasus, Brodeur, Heeqou, Carat, Birch Island, Kelsey, Summit Lake	Inuvik and Yellowknife area of NWT	100% ownership
						Lena West	SE of Inuvik, NWT	100% ownership
						Lac de Bois	Norman Well, NWT	100% ownership
						Pegasus Property	185km NE of Edmonton, AB	100% ownership of 121 permits 100% options on 17 permits
						Brodeur Property	Baffin Island, Nunavut	Earning in 100%
						Heeqou	470 km N of Yellowknife, NWT	100% ownership
						Carat Property	350 km NE of Yellowknife, NWT	70%/30% Diamondex/ Tyler Resources
						Birch Island	100 km SE of Norman Wells, NWT	100% ownership
						Kelsey Properties	300 km NE of Yellowknife, NWT	67%/33% Diamondex/ Tyler Resources
						Summit Lake	Summit Lake, Saskatchewan	60%/40% Diamondex/Adamas
Diamonds North Resources Ltd.	$48.6	$5.9	$43.0	$107.8	107,898	Amaruk Project	NWT	100% ownership
						Victoria Island	Victoria Island, NWT	100% ownership
						Hepburn Project	NWT	100% ownership
						Kidme Project	NWT	Kidme 1—40% ownership, 60% owned by Southern Era Diamonds Inc., Kidme 2—50%/50%
						Carp Project	South, Slave NWT	100% ownership
						Tasiq Project	Nunavut	100% ownership
						Kennap Project	NWT	100% ownership
						Banks Island Project	NWT	50/50 with Majescor Resources
Shear Minerals Ltd.	$32.2	$1.9	$30.3	$81.4	161,756	Churchill Diamond Project	Kivalliq region, Nunavut	51%/35%/14% Shear/Stornoway/BHP
						Churchill West	Kivalliq region, Nunavut	23%/55%/16%/6% Shear/Samuel/ Stornoway/BHP
						Hecla Diamond Project	Hecla, Nunavut	100% ownership
						Aylmer Lake West	50km E of Diavik mine, NWT	62%/38% Shear/Diamondex
						XYZ Project	Adjacent to Ekati mine, NWT	80%/20% Hunter
						Afridi Project	40km E of Diavik mine, NWT	56%/25%/8%/8% Shear/Samuel/ New World/Mantle
						Shulin Lake	Shulin Lake, Alaska	9%/91% Shear/Golconda Resources
						Piche Project	Piche Lake, Alberta	51% option for $600km in expenditures, additional 24% for another $1mm in spending
						Liege Project	Liege, Alberta	51% option for $1mm over 3 years 100% earn-in for 210$k and 600k shares
						Stella Polaris	S. Saskatchewan	over 4 years, 49% earn-in by LynCorp to fund $250k of total spend
GGL Diamond Corp.	$17.4	$1.0	$16.4	$65.6	241,534	Doyle Lake	Slave Craton, NWT	100% ownership
						De Beers Doyle JV	Slave Craton, NWT	100% ownership
						New Century Project	Slave Craton, NWT	100% ownership
						Fishback Project	SW Slave Craton, NWT	100% ownership
						Central Slave Properties	Central Slave Craton, NWT	100% ownership
						McConnell Creek Gold Property	BC	100% ownership
						Happy Creek	Nevada	100% ownership
Indicator Minerals Inc.	$32.3	$0.6	$31.7	$81	151,353	Barrow Project	Kitikmeot, Nunavut	80/20 with Hunter Exploration
						Sanagok Project	Boothia Peninsula, Nunavut	80/20 with Hunter Exploration
						Baumann Project	Ellesmere Island, Nunavut	80/20 with Hunter Exploration
						Darby Project	Kugaaruk, Nunavut	80/20 with Hunter Exploration
						Borden Project	Baffin Island, Nunavut	70% earn-in from Committee Bay
Trigon Exploration Canada Ltd.	$8.0	$2.6	$5.4	$36.0	122,488	RAM Project	Slave Craton, NWT	53%/47% Contact/Trigon
						SHU Property	Slave Craton, NWT	53%/47% Contact/Trigon
						IC/LO & TIM Property	115 km S of Kugaaruk, Nunavut	51%/49% Trigon/Contact
						Alliance Property	James Bay Lowlands, ON	60% earn-in from Pele Mountain Resources
Average	$43.9	$5.2	$38.7	$108.8	168,206

*                      As at July 20, 2006

Southern Canada Diamond Comparables

	Market		Enterprise	Daily Avg Value (Past	Daily Avg
	Capitalization	Cash	Value	6 Months)	Volume (Past
Company	($MM)	($MM)	($MM)	($000s)	6 Months)	Project	Location	Ownership
Metalex Ventures Ltd.	$24.2	$4.4	$22.3	$61.1	86,453	Kyle Lake	Kyle Lake, N. Ont.	91.5% interest
						Attawapiskat	Attawapiskat, N. Ont.	60% in BRD JV and 50% in Dumont JV
						New Liskeard	New Liskeard	100% ownership
						Wawa Project	Wawa	30% interest, 30% Dianor, 40% First Diamond
						Quebec	James Bay region, QC	1/3 Metalex, 1/3 Dianor, 1/3 Wemex
						Greenland Project	Greenland	100% ownership
						Chitamba Permit	Angola	55% Metalex, 25% Endima, 15% C4
						Mail Project	Mali, Africa	100% ownership
						Morocco Project	Morocco, Africa	50% Metalex, 50% Onhym

Superior Diamonds Inc.	$17.1	$1.2	$15.9	$15.3	29,661	Lesperance Project	Desmaraisville area, QC	100% earn-in by spending $1.5mm over 5 years and issue of 540k shares to Matarnec and Cambior (they will retain a 2.5% royalty 50/50)
						Ville Marie Project	Temiscamingue, QC	100% ownership
						AEM Project	N ON	100% ownership
						Mistassini Project	James Bay Lowlands, QC	50%/50% Majescor/Superior Diamonds
						Additional Projects	Quebec	100% ownership and options
Spider Resources Inc.	$14.3	$0.5	$13.8	$74.5	952,224	Spider #1 Project (MacFayden and Kyle Properties)	James Bay Lowlands, QC	100% ownership of Kyle Properties, 1/3 of MacFadyen Property (2/3 to KWG Resource), Ashton with option for 25% on all whole project
						McFaulds Lake	James Bay Lowlands, QC	JV with KWG managed by Spider
						Freewest Option	James Bay Lowlands, QC	50% earn-in for $200k spend (held by KWG Resources currently)
						Diagnos Initiative Property	James Bay Lowlands, QC	50%/50% with Spider
						Wawa Diamond Property	35km N of Wawa, ON	JV with KWG managed by Spider
Arctic Star Diamond Corp.	$15.7	$2.2	$13.6	$97.3	328,306	James Bay Lowlands, T1 Kimberlite in JV with Metalex	James Bay Lowlands, Ontario	8.4% interest by Arctic Star
						Temagami North Project	New Liskeard, ON	60%/40% Tres-or/Arctic Star
						Credit Lake Property, NWT	NWT	100% option (Kennecot has 60% buy-back option)
						Dymond Lake/Fort Smith	Fort Smith, NMWT	100% owned
						New Bigg Project	30km S of Credit Lake Project, NWT	100% owned (Kennecot has 51% buyback option)
						Hayes and Purple Hays Project	Manitoba	50/50 JV with Geodex
						Kyle Lake	James Bay Lowlands, Ontario	8.5% participating interest
						Attawapiskat	James Bay Lowlands, Ontario	20% interest
Tres-Or Resources Ltd.	$7.6	$0.7	$6.9	$20.4	56,615	Temagami North Project	New Liskeard, ON	60%/40% Tres-or/Arctic Star
						Temagami Project	Archean Superior Craton, ON	100% ownership
						Temagami JV	New Liskeard, ON	1/3 / 2/3 Tres-Or/Adroit Resources
						Notre Dame du Nord Project	QC	100% ownership
						Mann Platinum/Palladium Project	Timmins, ON	100% ownership, SNL Enterprises has 50% earn-in by spending $600k by Dec 2009
KWG Resources Inc.	$6.7	$0.9	$5.8	$28.0	367,769	MacFadyen Property	James Bay Lowlands, Ontario	2/3 / 1/3 KWG/Spider Resources Inc.
						Kyle Project	130km W of De Beers Victor Pipe, QC	Partial option on Kyle Properties
						McFaulds Property	James Bay Lowlands, Ontario	JV managed by Spider
						Wawa Joint Venture	Wawa area, Ont	JV managed by Spider
						Freewest Option	James Bay Lowlands, QC	100% ownership, 50% earn-in by Spider for $200k spend
						Diagnos JV	James Bay Lowlands, QC	50%/50% with Spider
Ressources Majescor Inc.	$8.1	$1.7	$6.4	$34.1	240,393	Portage Property	James Bay Lowlands, QC	100% ownership
						Nottaway & Lac Pierre Projects	James Bay Lowlands, QC	100% options from BHP and Taurus Resources
						Mistassini Project	James Bay Lowlands, QC	50%/50% Majescor/Superior Diamonds
						Hardy Lake	85K NE of Yellowknife, NWT	100% De Beers
						Brauna Property	Bahia State, Brazil	40%/60% (Majescor/Vaaldiam Resources)
						Upper Carp Lake	150K NE of Yellowknife, NWT	100% option from De Beers for $5mm in spending over 5 years (De Beers with 51% ROFR for 200% reimbursement)
						Baker Lake	Baker Lake, Nunavut	100% option with De Beers
						Madagascar Exploration	Madagascar	Majescor and gov’t JV
Average	$11.9	$1.7	$12.1	$47.2	294,489

Contact Diamond Corp.	$17.5	$4.7	$16.8	$15.6	38,400	Timiskaming Project	New Liskeard-Elk Lake Region, ON	100% ownership
						IC/LO Project	Kugaaruk/Committee Bay, Nunavut	49%, up to 60% with Trigon
						RAM Project	Slave Craton, NWT	53%/47% Contact/Trigon
						MIP Project	Baffin Island, Nunavut	50%/50% Contact/Stornoway

*              As at July 20, 2006

Orion then weighted the average valuation of the seven Northern Canadian and seven Southern Canadian explorers, taking into account Contact’s prior exploration expenditure allocations and its non-operator status in its Northern Canadian properties. As shown in Table 3, based on this weighted comparable enterprise value analysis, Orion estimated a valuation range of $0.41 — $0.48 per share:

TABLE 3 — COMPARABLE COMPANY TRADING VALUATION SUMMARY

Enterprise
Value
Canadian Exploration Diamond Comparables
Stornoway Diamond Corp.	$78.1
Diamondex Resources Ltd.	$66.0
Diamonds North Resources Ltd.	$43.0
Indicator Minerals Inc.	$31.7
Shear Minerals Ltd.	$30.3
GGL Diamond Corp.	$16.4
Trigon Exploration Canada Ltd.	$5.4
Average of N. Canadian Diamond Explorers	$38.7
Metalex Ventures Ltd.	$22.3
Superior Diamonds Inc.	$15.9
Arctic Star Diamond Corp.	$13.6
Spider Resources Inc.	$13.8
Tres-Or Resources Ltd.	$6.9
KWG Resources Inc.	$5.8
Ressources Majescor Inc.	$6.4
Average of S. Canadian Diamond Explorers	$12.1

Implied CO Equity Value ($MM)(1)		Implied CO Equity Value /Share ($)
80/20% (S/N)(2)	70/30% (S/N)	80/20% (S/N)	70/30% (S/N)
$18.2	$20.8	$0.41	$0.48

(1)         Implied CO equity value calculated as weighted average enterprise value of comparables + CO net cash

(2)         Indicates Weighting Between Southern (S) and Northern (N) Comparables

*                   Assuming 43.856mm CO Shares Outstanding

Comparable Precedent Transactions Approach

Orion selected 21 precedent transactions (shown in Table 4) involving targets who we considered to be comparable to Contact to determine an average valuation. Orion has grouped the precedents under corporate transactions and individual asset acquisitions. The comparable precedent transactions approach implies value by applying the benchmark enterprise valuation implied in precedent transactions to Contact.

TABLE 4 — COMPARABLE PRECEDENT TRANSACTIONS

Announcement			Cash on Hand			Primary Metal of	Total Equity Value	Enterprise Value
Date	Acquiror	Seller	($MM)	Region of Project	Project Description	Project	($MM)	($MM)	Consideration

8-Oct-03	Sudbury Contact	Trigon Exploration	$ 0	Slave Craton, NWT	51% interest in 197k HA Project	Diamonds	$ 1.7	$ 1.7	$50k cash, 75k shares (@$2.00)
	Mines Ltd.	Canada Ltd.		RAM Project					+ $1.45mm in near term exploration
	(SUD:TSX-V)	(TEL:TSX-V)
Option Agreement
Oct-03	Sudbury Contact	Trigon Exploration	$ 0	Slave Craton, NWT	51% interest in 320k HA Project	Diamonds	$ 1.4	$ 1.4	$1.4mm in near term exploration
	Mines Ltd.	Canada Ltd.		IC/LO Project
	(SUD:TSX-V)	(TEL:TSX-V)
Option Agreement
24-Sep-04	Nustar Resources Inc.	Candor Ventures Corp	$ 0	E of Pickle Lake, NW Ontario	400m wide kimberlite anomoly	Au	$ 2.0	$ 2.0	1:1 Share exchange
	(NTR:TSX-V)	(CND:TSX-V)
				McFauld’s lake, NW Ontario	Cu-Zn massive sulphide	Cu-Zn
				Atlantic Canada	50% interest in PD’s project	Zn-Pb-Cu-Ag-Au
				Red Lake, Ontario	1km traced anomaly	Cu-Au-Ag
30-Apr-05	Sur American Gold Corp.	Sabena Ltd.	$ 0	Compostela Valley, Mindanao	Remaining 30% of Sabena	Au-Cu	$ 5.0	$ 5.0	10mm shares ($5MM)
	(SUR:TSX-V)	(private)			Au rich Cu porphyry project
27-May-05	Arctic Star Diamond	Tres-Or Resources Ltd.	$ 0	Larder Lake Mining Area,	50% interest in Temagami North Expansion	Diamonds	$ 0.4	$ 0.4	Cash and immediate exploration payments
	Corp	(TRS:TSX-V)		Ontario	Properties
	(ADD:TSX-V)	Asset Acquisition
26-Sep-05	Wolfden Resources Inc.	Sabina Resources	$ 0	Red Lake District, Ontario	Sabina’s 60% interest in the property	Au	$11.2	$11.2	US$2mm Cash and 4mm shares ($9mm)
	(WLF:TSX)	Limited			40% already owned by WLF
(SAOFF:OTC)
Asset Acquisition
10-Nov-05	Energy Metals Corp.	Standard Uranium Inc.	$ 0.4	Arizona, Wyoming & Colorado	U3O8 Exploration &	Uranium	$27.5	$27.2	.64 Aq shares / Target
	(EMC:TSX)	(URN:TSX)			U3O8 recovery facility in Texas
22-Nov-05	KWG Resources Inc.	Freewest Resources	$ 0	McFaulds Lake Region	25% in volcanogenic massive sulphide discovery	Diamonds	$ 1.7	$ 1.7	650k KWG shares (@$0.045/sh) + $125k
	(KWG:TSX)	Canada							+ $1.5mm in exploration
(FWR:TSX-V)
Asset Acquisition
25-Jan-06	X-Cal Resources Ltd.	New Sleeper Gold	$ 0	Humboldt County, Nevada	Remaining 50% of 30 sq. mi	Au	$ 8.1	$ 8.1	C$5mm + 10mm shares ($3.1mm)
	(XCL:TSX)	Project			Sleeper District
Asset Acquisition
10-Jan-06	Mega Uranium Ltd.	Hindmarsh	$ 2.1	S. Australia and the N.	A$2.5mm cash & 13,600 km2 of property/	Uranium	$17.2	$15.1	3.63mm Mega shares ($17.2mm)
	(MGA:TSX-V)	Resources Ltd.		Territory	options
(HMR:ASX)
8-Mar-06	Tao Minerals Ltd.	Option	$ 0	Narino, Colombia	100% Option	Au-Ag	$ 3.0	$ 3.0	US$150k cash
	(TAOL:OTC)	Asset Acquisition							+ 2.5mm shares (US$2.5mm)
+ Primecap’s financial obligations under the
HOA
17-Mar-06	KWG Resources Inc.	Private Sale	$ 0	Gerald/Long Lac area	17 newly-staked claims	Diamonds	$ 0.1	$ 0.1	1.5mm shares ($98k @ $0.065)
	(KWG:TSX-V)	Asset Acquisition		Norther Quebec	Targets recently identified by airborne surveys				2.2% NPR
30-Mar-06	Sydney Resources Corp.	Band-Ore	$ 0.4	Timmins, ON	100% interest in 414 mining claims	Au	$17.3	$17.0	100% Shares @ 1-to-1
	(SYR:TSX-V)	Resources Ltd.		Wawa, ON	100% interest, 1,792 m of drilling completed	Au
		(BAN:TSX)		Wawa, ON	100% of (privco has 60% earn-in)	Diamonds
				Timmins, ON	100% Option to Lake Shore Gold	Au
				Timmins, ON	100% Option to Sydney Resources	Au
28-Apr-06	Alexandria Minerals Corp	Virginia Mines Inc.	$ 0	Val-D’Or region, QC, Canada	100% ownership interest in 13 claims	Au	$ 0.4	$ 0.4	$15k and 1mm shares ($360k @ $0.36)
	(AZX:TSX-V)	(VGQ:TSX)							Sliding scale NSR
Asset Acquisition
2-May-06	Yukon Resources Corp	Virginia Mines Inc.	$ 0	Labrador Trough, QC, Canada	75% Option in 200 claims	Au, U3, O8	$ 2.9	$ 2.9	2mm shares ($2.8mm @$1.41)
	(YUKR:OTC)	(VGQ:TSX)			150 boulders with up to 474 g/t Au & 0.36% U				2mm warrants @$1.00 for 3-years ($1.2mm)
		Asset Acquisition							$2mm in exploration by Aug, 2008
2-May-06	First Nickel Inc.	Jaguar Nickel Inc.	$28.3	Canada, Alaska, USA,	Option to acquire 51% in	Ni, Cu, PGM	$36.1	$ 7.9	1 FNI Share for every 3.5 shares of JNI
	(FNI:TSX)	(JNI:TSX)		Greenland	4 properties
8-May-06	Breakwater	Virginia Mines Inc.	$ 0	James Bay region, QC, Canada	Option to acquire 50%	Zn, Pb, Ag, Cu	$ 6.5	$ 6.5	$6.5mm in exploration expenditures and C$180k
	Resources Ltd.	(VGQ:TSX)			Drill results of 15.4% Zn, 3.1% Pb, 117 g/t Ag,				in payments over 8 years
	(BWR:TSX)	Asset Acquisition			and 0.46% Cu over 10.5m
14-Jun-06	International Nickel	Option	$ 0	Tocantins Sate, Brazil	9,288 HA on one exploration licence	Ni	$8.96	$ 8.96	US$250k immediately
	Ventures	Asset Acquisition							US$8mm total over 5 years
(NVC:TSX-V)
23-Jun-06	Falconbridge Ltd.	Novicourt Inc.	$38.2	Carajas, Brazil	Cu-Au JV with FL	Cu, Au	$46.3	$ 8.1	100% Cash
	(FAL/LV:TSX)	(NOV:TSX)		Quebec, Canada	45% NOV, 55% Alexis	Base Metals
				Quebec, Canada	66% NOV, 34% Virginia	Au
				Quebec, Canada	55% NOV, 45% Virginia	Au
				Abitibi Region, QC, Canada	JV with FL (50/50)	Au
5-Jul-06	Mountain Province	Camphor Ventures	$ 0.4	Yellowknife, NWT	4.9% interest in AK Property	Diamonds	$ 7.36	$ 6.93	$7.36mm in shares
	Diamonds Inc.	Inc.			6 known kimberlites
	(MPV:TSX-V)	(CFV:TSX-V)
12-Jul-06	Stornoway Diamond Corp	BHP Billiton Ltd.	$ 0	Melville Peninsula, Nunavut	50% in 1.04mm acres w/ 10 diamondiferous	Diamonds	$ 9.00	$ 9.00	$9mm in expenditures over 5 years
	(SWY:TSX)	Option Exercised			kimberlites				50% JV afterwards
Average of Corporate Transactions			$ 8.7				$19.9	$11.1
Average of Individual Asset Acquisitions			$ 0.0				$ 4.5	$ 4.5
TBD	Stornoway Diamond	Contact Diamond	$ 4.7	Timiskaming Project	Contact Staked Claims	Diamonds	$19.7	$19.0	100% shares
	Corp.	Corp.		IC/LO Project	Exploration and JV with indicator minerals	Diamonds
	(SWY:TSX)	(CO:TSX)		RAM Project	Several high priority zones identified	Diamonds
				MIP Project	14 discreet geophysical anomalies	Diamonds

The average corporate comparable precedent transaction yielded an enterprise value of $11.1 million. The average asset acquisition comparable precedent transaction yielded an enterprise value of $4.5 million. Contact has four active properties.

In addition, Orion selected several recent reverse take-over (‘‘RTO’’) transactions (shown in Table 5) to place a floor on the value of Contact — as a shell listing. The RTO precedent transactions approach implies value by applying benchmark enterprise valuation implied in precedent transactions to Contact.

TABLE 5 — RECENT REVERSE TAKE-OVER PRECEDENT TRANSACTIONS

			Net Cash	S/O Pre	Price at		S/O Post	Shell Ownership
Closing Date	Newco	Shell	on Hand	Transaction	First Close	Shell EV	Transaction	Post Transaction	Mkt Cap of Newco	EV of Newco

5-Jul-05	Tonbridge Power	JJR Capital Ventures	$0.6	10.0	$0.25	$ 1.9	122.6	8.2%	$ 30.7	$ 30.1
	(TBZ:TSX-V)	(JJR.P:TSX-V)
17-Jan-06	Peregrine Diamonds	Dunsmuir Ventures	$3.0	2.0	$4.10	$ 5.0	48.9	4.0%	$200.6	$197.6
	(PGD:TSX)	(DVV:TSX)
24-Apr-06	Atlas Cromwell	Goldcorp Assets	$0.5	7.0	$1.55	$10.4	39.0	18.0%	$ 60.5	$ 60.0
	(ACR/H:TSX-V)
N/A	N/A	Contact Diamond	$0.8	43.9	$0.45	$19.0	43.9	N/A	$ 19.7	$ 19.0
		(CO:TSX)

Based on the post-transaction enterprise values, the average shell listing has an implied enterprise value of $5.8 million, or $0.15 per share.

As shown in Table 6, based on an analysis of valuation of comparable precedent transactions using the average of the corporate precedents and the average asset acquisition precedents, Orion estimated a valuation range of $0.27 — $0.43 per share:

TABLE 6 — COMPARABLE PRECEDENT TRANSACTIONS VALUATION SUMMARY

Enterprise
Value

Precedent Transactions
Average of Corporate Transactions	$11.1
Average of Individual Asset Acquisitions	$ 4.5
Implied Average EV Using Precedent Methodology(1)	$14.5
(1) Asset Acquisitions x4 for each of Contact’s Regional Projects

Implied CO Equity Value		Implied CO Equity Value
($MM)(2)		/ Share ($)
Low (Corp. Trans)	High (Asset Acq.)	Low (Corp. Trans)	High (Asset Acq.)

$11.9	$18.7	$0.27	$0.43
(2) Implied CO equity value calculated as weighted average enterprise value of comparables + CO net cash
* Assuming 43.856mm CO Shares Outstanding

Historical Exploration Expenditures and Book Value Approach

Orion also relied upon a historical exploration expenditures and book value approach to the valuation of the common shares of the Company. This approach calculates a value by separately considering each material mining property and the financial assets and liabilities of the Company. The individual asset values are estimated through the application of the valuation methodology deemed to be most relevant in the circumstances.

Exploration Assets

Due to the lack of a reported resource at any of Contact’s properties or joint-ventures, Orion employed a historical exploration expenditure approach. This approach was primarily influenced by a review of Contact’s budget, technical reports on Contact properties, discussions with Contact management and Orion’s professional judgment. The historical expenditure approach uses the equity interest in the factored past exploration expenditures.

TABLE 7 — EXPLORATION PROPERTIES VALUATION SUMMARY

		CO
		Interest	Exploration Expenditures ($000)						Total Property	Total Property
Property Name	Area (ha)	(%)	2005	2004	2003	Total to date	Factor	Factor	Value (Low)	Value (High)

Timiskaming	102,700	100%	$3,317	$2,048	$4,989	$10,354	80	100	$8,283	$10,354
IC/LO (and TIM)	351,629	49%	$565			$565	80	100	$452	$565
RAM and SHU	109,674	53%	$820	$946		$1,766	50	75	$1,324	$883
MIP	30,300	50%	$586			$586	80	100	$469	$586
Other Diamond			$530	$549	$518	$1,598	70	90	$1,118	$1,438
Other Gold			$0	$1,576	$2,818	$4,394	0	0	$0	$0

Total Diamond	348,528		$5,818	$3,544	$5,508	$14,869			$11,206	$14,268

Total Projects	348,528		$5,818	$5,119	$8,326	$19,263			$11,206	$14,268

Financial Assets and Liabilities

The cash, debt, investments, net non-cash working capital and capital assets presented below were valued at book value.

Computed Historical Expenditures and Book Value Conclusions

The following table summarizes the foregoing historical expenditures and book value analysis:

TABLE 8 — HISTORICAL EXPENDITURES AND BOOK VALUE SUMMARY

In MM, except per share amounts	Valuation—Low	Valuation—High

Timiskaming
Estimated Property Value—Factored Exploration expenditures	$8.3	$10.4

IC/LO (and TIM)
Estimated Property Value—Factored Exploration expenditures	$0.5	$0.6

RAM and SHU
Estimated Property Value—Factored Exploration expenditures	$0.9	$1.3

MIP
Estimated Property Value—Factored Exploration expenditures	$0.5	$0.6

Other Diamond
Estimated Property Value—Factored Exploration expenditures	$1.1	$1.4

Cash as at March 31, 2006 + flow-through offering	$4.7	$4.7

Debt as at March 31, 2006	$(3.9)	$(3.9)

Investments (Trigon shares)	$0.2	$0.2

Non-Cash W/C as at March 31, 2006	$(0.3)	$(0.3)

Capital Assets as at March 31, 2006	$0.1	$0.1

Valuation	$12.0	$15.0

shares o/s	43.9	43.9

Value per share	$0.27	$0.34

The above calculation of historical expenditures and book value implies a range of $0.27 to $0.34 per share.

Benefits to a Purchaser of Acquiring 100% of the common shares of the Company

Orion reviewed and considered whether any distinctive material value would accrue to Stornoway or any other purchaser through the acquisition of all the common shares of the Company.

Orion believes that because Stornoway is already positioned as a joint venture partner with Contact, and Agnico-Eagle is a significant shareholder, it would be very difficult for any other potential purchaser to realize additional overhead savings (Agnico-Eagle provides corporate services to Contact at below market costs). We have not assumed any material savings related to corporate costs.

VALUATION CONCLUSION

Based upon and subject to the foregoing, including such other matters as we considered relevant, Orion is of the opinion that, as of the date hereof, the fair market value of the common shares of the Company is in the range of $0.33 to $0.45 per share.

FAIRNESS OPINION

Factors Considered

In reaching our opinion as to the fairness of the Transaction, from a financial point of view, to the Contact Shareholders, Orion principally relied on the following:

(a)            a comparison of the range of fair market values of the common shares of the Company as determined under the Valuation to the Consideration;

(b)           a comparison to the trading price and liquidity of the common shares of the Company prior to the announcement of the Transaction with the Consideration; and

(c)            other transaction alternatives potentially available to the Contact Shareholders.

Comparison of the Consideration and the Valuation

Under the terms of the Transaction, the Contact Shareholders would receive share consideration of 0.36 Stornoway shares for each common share of the Company, which implies a value of $0.45 per share using the closing price on July 20, 2006 (and $0.46 per share using Stornoway’s 10-day volume weighted average price on July 20, 2006) and which is within the range of fair market values of $0.33 to $0.45 per share as of July 21, 2006.

Other Alternatives Potentially Available to the Contact Shareholders

Agnico-Eagle currently owns approximately 31.5% of the common shares of the Company, and provides certain management and personnel to the Company, and Stornoway is a significant joint venture partner of the Company. Orion believes that the combination of these interests will act as a deterrent to other prospective bidders for the common shares of the Company and, as a result, the prospect for another offer for the common shares of the Company is remote.

In addition, Orion believes that the significantly larger market float of Stornoway (and the pro forma company) versus a standalone Contact will provide increased liquidity for Contact Shareholders. We believe that this opportunity for increased liquidity would otherwise not be available without the Transaction.

Orion has not relied upon the considerations discussed in the preceding paragraph in arriving at its conclusion as to the fairness, from a financial point of view, of the Consideration payable to the Contact Shareholders under the terms of the Transaction.

Conclusion

Based upon and subject to the foregoing and such other matters as we considered relevant, Orion is of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Contact Shareholders.

/s/ Orion Securities Inc.

ORION SECURITIES INC.